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                                                                EXHIBIT 99.2
                          UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

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                                              :        CIVIL ACTION NO.
IN RE 1996 MEDAPHIS CORPORATION               :        1:96-CV-2088-FMH
SECURITIES LITIGATION                         :
                                              :        PLAINTIFFS DEMAND
                                                       A JURY TRIAL
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               CONSOLIDATED SECOND AMENDED CLASS ACTION COMPLAINT
                  FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS
                  ---------------------------------------------


         Pursuant to pretrial Order No. 2 entered by the court on October 23, 1996, plaintiffs, on behalf of themselves and all others similarly situated, by their attorneys, allege the following upon information and belief (except for those allegations which pertain to plaintiffs and their attorneys, which allegations are based on personal knowledge). Plaintiffs' information and belief is based, inter alia, on the investigation made by and through plaintiffs' attorneys, which investigation included, without limitation, a review and analysis of various public filings made by and articles concerning Medaphis Corporation and related entities, press releases, reports of securities analysts, press reports, and other investigatory efforts.

                              NATURE OF THE ACTION

                  1. This is a class action brought against Medaphis Corporation ("Medaphis" or the "Company"), and certain of its officers and directors, on behalf of a plaintiff class (the "Class") consisting of all persons who purchased or otherwise acquired Medaphis common stock between February 6, 1996 and October 21, 1996, inclusive (the "Class Period"), and who

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sustained damages thereby. On behalf of themselves and the members of the Class, plaintiffs seek to recover damages caused by defendants' violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the "Exchange Act"). Certain plaintiffs also assert claims under the Securities Act of 1933 (the "Securities Act") on behalf of a sub-class (the "Sub-Class") consisting of persons and entities who, in connection with the HDS Merger (described below), acquired Medaphis stock during the Class Period pursuant to a registration statement and prospectus issued by the Company.

                  2. Medaphis sells outsourced business management services to doctors and hospitals, primarily for the management of billing and accounts receivable. For several years, Medaphis has been pursuing a strategy of aggressive growth through acquisitions, reportedly having acquired more than 40 companies that provide business management services and systems primarily to physicians and hospitals. For the most part, Medaphis used its common stock as currency in connection with this acquisition strategy.

                  3. In order for Medaphis to be able to continue to grow by making acquisitions through exchanges of its stock, it was imperative that the company's stock be maintained at high prices. Defendants maintained and increased the price of Medaphis stock by presenting continued growth in the Company's reported revenues and earnings, as well as positive developments in Medaphis' business operations and strategies.

                  4. One of the ways in which defendants touted the Company's business and prospects was to boast of the historical and anticipated future success of Imonics, Inc. ("Imonics"), which was acquired by the Company in December of 1994. Imonics specialized in systems integration and client service computing; that is, Imonics helped companies to


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coordinate different types of computer systems to work together and to connect numerous (and sometimes different) desktop computers to a single "server" technology. Defendants publicly represented that Imonics was a major contributor of profits and revenues to Medaphis' overall results. Medaphis also placed Imonics in charge of the "re-engineering" of Medaphis' core physician billing business, known as Medaphis Physicians Services Corporation ("MPSC"), in which it provided critical software integration services that would supposedly make MPSC more efficient. According to defendants, Imonics provided Medaphis with an "immense competitive advantage." These and other positive statements of similar import concerning Imonics and the MPSC re-engineering project permeated defendants' public statements during the Class Period. At the time these representations were made, however, and as the investment community was unaware until the end of the Class Period, Imonics was experiencing severe operational problems including, among other things, excessive staffing and payroll, inadequate cost controls and significant cost overruns, and poor operating performance and shoddy execution on critical projects. Unbeknownst to the investing public, these problems were so severe that they negated Imonics' ability to perform as positively portrayed by defendants.

                  5. Yet another way in which defendants ensured that Medaphis remained a darling of the investment community was to boast of the acquisitions made by the Company over the years, and the successful and synergistic integration of the acquired companies into Medaphis' overall business operations, especially the Imonics operations. However, defendants knew, but concealed from the public until the close of the Class Period, that at the time these statements were being made by defendants, the integration of many of the newly acquired


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subsidiaries with the operations of Imonics was failing, and doomed to ultimate failure in view of the dilapidated operating condition of Imonics.

                  6. Defendants also realized that, in order to maintain Medaphis' stock price, it was important that the Company meet earnings estimates being made by and for it by securities analysts. Therefore, on February 6, 1996 (the beginning of the Class Period), the Company reported record operating results for the fourth quarter and year ended December 1995, results which were precisely in line with analysts' expectations. It was not until the close of the Class Period, in October of 1996, that the investment community was stunned to learn, by the Company's own admission, that these results were materially false and misleading as a result of defendants' employment of improper and deceptive accounting practices.

                  7. Having artificially propped up reported earnings for the fourth quarter and year ended December 31, 1995, defendants were under enormous pressure to continue the trend of reporting increased earnings for the first quarter of 1996. The opportunity to do so arose in February 1996, when Medaphis, through Imonics, entered into a joint venture (the "Joint Venture") with a subsidiary of the German conglomerate Bertelsmann AG ("Bertelsmann"), to develop systems integration projects for customers in Europe. In turn, the Joint Venture then signed a multi-year systems integration contract (the "Systems Integration Contract") to provide services to a major telecommunications company.

                  8. Immediately upon entering into the Systems Integration Contract, Medaphis recognized $12.5 million of earnings before income taxes and approximately $7.6 million in net earnings -- earnings which represented a majority of total reported net income for its first quarter ended March 31, 1996, and which enabled the Company on April 23, 1996 to


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report record revenues and earnings for the quarter. Predictably, in reaction to these results, Medaphis common stock soared to a near-record high of $48.50 per share. However, the investment community was not aware until the end of the Class Period that the first quarter results (like those reported only two months earlier) were materially false and misleading, and that the recognition of $12.5 million as net income from the Joint Venture at the time of the contract's signing violated Generally Accepted Accounting Principles as well as the Company's own stated policy relating to the recognition of revenue. The earnings had been recognized albeit artificially -- for the purpose of prolonging the illusion of growth and success.

                  9. The facade that defendants had created began to crumble on August 14, 1996, when -- contrary to the expectations theretofore fostered by the Company -- Medaphis surprised the investment community by reporting that it would suffer a substantial loss for the quarter ended September 30, 1996. This reversal was attributable to the need to take write-offs in the total amount of $35 to $40 million which resulted, among other factors, from: the Company's falsification of its reported earnings by over $9 million for the first quarter of 1996; and a $15 million write-off arising from the need to reorganize Imonics due to the significant operational problems that were known internally but concealed throughout the Class Period.

                  10. The Company also disclosed on August 14, 1996 that, contrary to its previous representations that the Company's technology division (which included Imonics) was "offsetting" margin and other pressures being experienced by MPSC, Imonics was suffering from severe operational problems such that it was not and could not offset pressures adversely affecting MPSC. In addition to Imonics' problems, the Company revealed for the first time that yet another highly touted subsidiary, Automation Atwork ("Atwork"), was experiencing weak


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sales and serious problems with one of its new product lines, and that such problems had existed since late 1995.

                  11. The Company further surprised the market on August 14, 1996 by announcing that, as a result of Imonics' severe operational difficulties and problems associated with the merger of Imonics with other newly acquired companies, Medaphis could no longer pursue a "growth through acquisitions" strategy, which had previously been touted by defendants as the key to the Company's success and the engine of future earnings growth. This acknowledgment stood in contrast to defendants' numerous earlier statements, which portrayed Imonics as the Company's great revenue and profit engine and boasted that the various mergers involving Imonics were progressing seamlessly. It was also revealed on August 14, 1996 that the operational problems at Imonics were so significant that Imonics was completely unable to perform its existing obligations under the Joint Venture and that (unbeknownst to the investing public), well before the end of the Class Period, the problems were so severe that Bertelsmann, Imonics' partner in the Joint Venture, insisted that Medaphis either renegotiate the terms of the Systems Integration Contract or abandon the agreement altogether.

                  12. Predictably, the day after these negative announcements, the market price of Medaphis common stock plummeted by $21.375 per share, or 60%, on extraordinarily high volume of almost 43 million shares, representing approximately 60% of all such shares then outstanding, to close at $14.25 per share on August 15, 1996.

                  13. Yet, as surprising as it was, the company's August 14, 1996 release was itself false and misleading and was only the tip of the iceberg. After the surprising August 14, 1996 announcement, defendants represented to analysts and investors that the Company had


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identified all of the problems affecting Medaphis and "concluded that all of the potential problems have been reserved against."

                  14. In light of these assurances, the market was shocked on October 22, 1996, when the Company issued a press release announcing for the first time that its previously reported revenues and earnings for the fourth quarter and full year of 1995 were false and had to be restated. The October 22, 1996 announcement also revealed: that the company had written-off additional previously concealed amounts totalling in the millions of dollars relating to a reorganization of Imonics; and that the entire senior management of Imonics had been fired. As a result of these stunning developments, Medaphis would suffer nearly double the loss announced only two months earlier for the third quarter 1996, and was forced to reduce earnings projections for 1997.

                  15. The October 22, 1996 press release explained that the restatements of earnings for the fourth quarter and full year of 1995 were the result of improperly recorded revenues booked in connection with a major license agreement executed in December 1995, and other unspecified transactions. In summary, in its zeal to report growing revenues and profits, the Company fraudulently recognized earnings and revenues from one or more license agreements during 1995 on the basis that the agreements were unconditional, while secretly sending the customers involved side letters relieving the customer of obligations under the agreement. The revelation that the previously reported earnings were false reduced -- with the stroke of a pen -- reported fourth quarter 1995 operating results from net income of approximately $4 million to a loss of $1.1 million for the quarter (a shocking 120% reversal). In


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a similar vein, the previously reported loss of $3.4 million for full year 1995 more than doubled to a restated loss of approximately $8.5 million.

                  16. Not surprisingly, the October 22 announcements devastated the market price of Medaphis stock, this time erasing an additional $450 million in market value as the stock plunged in a single day by $6.375 (or 38%) from $16.75 to $10.375 per share, which represented a 52-week low. Prior to the August and October 1996 disclosures, Medaphis common stock traded at prices in the range of $32.75 to $53.25 per share.

                  17. In addition to pummeling the price of the Company's stock, the surprise announcements issued at the end of the Class Period shattered the credibility of Medaphis with the investment community. Indeed, in commenting upon these startling disclosures, securities analysts issued blistering criticisms of the defendants' credibility. One firm, Deutsche Morgan Grenfell/CJL, complained in an October 23, 1996 report that [t]here were clearly more negative issues at hand within the Company than were delineated in the August pre-announcement," and that "we don' t believe management has been as forthcoming as we would like with operational issues." (emphasis added). Another firm, Donaldson, Lufkin & Jenrette, complained that Medaphis "management had suggested that MPSC had turned the corner in the second quarter" and, as a result, now "have no credibility with investors." Cowen & Co. termed these developments a "complete shocker" in view of the Company's contrary representations during the Class Period.

                  18. Plaintiffs and the other members of the Class and the Sub-Class, who purchased or otherwise acquired Medaphis stock at artificially inflated prices, have suffered substantial damages by reason of defendants' wrongful conduct.


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                             JURISDICTION AND VENUE

                  19. The claims asserted herein arise pursuant to Sections 10(b) and 20(a) of the Exchange Act, as amended, 15 U.S.C. Sections 78j(b) and 78t(a), and Rule l0b-5 promulgated thereunder by the Securities and Exchange Commission ("SEC"), 17 C.F.R. Section 240.10b-5; and Sections 11, 12(a) (2) and 15 of the Securities Act, 15 U.S.C. Sections 77k, 771(a) (2), and 77o.

                  20. This Court has jurisdiction over the subject matter of this action pursuant to Section 22 of the Securities Act, 15 U.S.C. Section 77v;
Section 27 of the Exchange Act, 15 U.S.C. ss.78aa; and 28 U.S.C. Sections 1331 and 1337, as amended.

                  21. Venue is proper in this District under Section 22 of the Securities Act and Section 27 of the Exchange Act, 15 U.S.C. Section 78aa. Many of the acts and transactions giving rise to the violations of law complained of herein, including the preparation and dissemination to the investing public of false and misleading information, occurred in this District. Further, defendant Medaphis has its principal place of business in this District.

                  22. In connection with the acts, conduct and other wrongs complained of herein, the defendants, directly or indirectly, used the means and instrumentalities of interstate commerce, including the United States mails and interstate telephone communications, and the facilities of the national securities exchanges.

                          ORGANIZATION OF THE COMPLAINT

                  23. Counts I and II of this Complaint are brought on behalf of the Class, identified in paragraph 31 hereof, pursuant to Sections 10(b) and 20(a) of the Exchange Act.


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                  24. Counts III, IV and V of this Complaint are brought on
behalf of the Sub- Class, identified in paragraph 31 hereof, and are based only on the false and misleading statements made in the Registration Statement and Prospectus issued in connection with Medaphis' merger with Health Data Sciences Corporation (the "HDS Merger"). These claims are brought pursuant to Sections 11, 12 (a) (2) and 15 of the Securities Act.

                                   THE PARTIES

PLAINTIFFS

                  25. The following representative plaintiffs appointed by the Court as Lead Plaintiffs purchased or otherwise acquired Medaphis stock during the Class Period as identified in their certifications previously filed with the Court, and were damaged thereby: Carley Capital Group ("Carley"); Catherine Baker knoll, State Treasurer of the Commonwealth of Pennsylvania, as custodian of the Pennsylvania School Employees Retirement System Pension Fund; Vicki Mann; Leonard C. Mead, Jr.; Dennis McDowell; PBHG Growth Fund; Raymond E. and Deborah
J. Smith, Trustees of the Smith Trust; Deborah Ann Smith; and Management Group, L.P. ("WME"). In connection with their purchases of Medaphis Stock, the Lead Plaintiffs suffered losses in excess of $35 million.

                  26. Additional persons who have filed complaints and/or signed certifications in connection with this consolidated action, but who were not named as lead plaintiffs are as follows: Samuel 8. Cinnamon; Robert Dawes; Efim Derevayanny; Deborah M. Dowd; Kenneth W. Gross; Carol Ann Hayes; James V. Hayes; Carol Ann Hayes and Vincent Brogna, Trustees of the VRB Irrevocable Trust dated April 1, 1970; Susan Heslip; Murray Lazar; Werner Levy;


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Frederick R. Adler; Nicholas G. Metcalf; Michel Neiman by Loic Lamoureux,
attorney-in-fact; Joanne M. Noumi; Arthur Rosen; Abraham L. Slomovics; Sarah K. Steiner; Eric Stewart; Ezriel Tauber; Hal Wickey; Angela Witt; Joseph F. Anzlovar; Hamilton Lee Durning; Lisa Shepley; Carole Shepley; and William Yates. These persons purchased or otherwise acquired Medaphis stock during the Class Period as identified in certifications previously filed with the Court and were damaged thereby.

                  27. While the persons identified in paragraph 26 above were not appointed lead plaintiffs by the Court, they remain ready and willing to serve as class representatives and lead plaintiffs if necessary.

DEFENDANTS

                  28. Defendant Medaphis is a corporation organized and existing under the laws of the State of Delaware. Medaphis maintains its principal executive offices at 2700 Cumberland Parkway, Suite 300, Atlanta, Georgia. Medaphis common stock is and was, at all relevant times, actively traded on the NASDAQ National Market System, under the symbol "MEDA," and was registered pursuant to Section 12 of the Exchange Act. As of August 12, 1996, there were reportedly more than 71 million shares of Medaphis common stock outstanding. Pursuant to the requirements of the Exchange Act and the regulations promulgated thereunder by the SEC, Medaphis files annual, quarterly and other reports with the SEC.

                  29. (a) Defendant Randolph G. Brown ("Brown") was, at all relevant times until his resignation on October 31, 1996, the President, Chief Executive Officer and a Director of Medaphis. Defendant Brown also served as a member of the Executive Committee of


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Medaphis' Board of Directors, which possesses the power and authority of the
Board in the management of the business and affairs of the Company.

                           (b) Defendant Michael R. Cote ("Cote") is and was, at
all relevant times, Senior Vice President-Finance and Chief Financial Officer of the Company. Press releases issued by defendants during the Class Period consistently identified Cote as the contact person at the Company for purposes of communications with the investment community.

                           (c) Defendant James S. Douglass ("Douglass") is and
was, at all relevant times, Vice President, Corporate Controller, and Chief Accounting Officer of the Company.

                           (d) The individual defendants identified in the
foregoing subparagraphs are sometimes referred to herein collectively as the "Individual Defendants."

                  30. The Individual Defendants, because of their directorial, officer and/or stockholder positions with the Company, controlled and/or possessed the power and authority to control the contents of its quarterly and annual reports and filings, press releases and presentations to securities analysts and, thereby, the investing public. Each Individual Defendant attended management and/or board meetings and was provided with copies of the Company's reports and press releases alleged herein to be misleading, before or shortly after their issuance, and each had the ability and opportunity to prevent their issuance or cause them to be corrected.

                            CLASS ACTION ALLEGATIONS

                  31. All plaintiffs bring this class action pursuant to Fed. R. Civ. P. 23(a) and (b)(3) on behalf of a Class consisting of all persons who purchased or otherwise acquired


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Medaphis common stock between February 6, 1996 and October 21, 1996, inclusive, and who were damaged thereby. Lead Plaintiffs Carley and WME assert Counts III, IV and V herein on behalf of a Sub-Class consisting of all persons who acquired Medaphis common stock pursuant to the HDS Merger, described below. Excluded from the Class and Sub-Class are the defendants; members of the immediate families of the Individual Defendants; any entity in which any defendant or excluded person has or had a controlling interest; the officers and directors of Medaphis; and the legal affiliates, representatives, heirs, controlling persons, successors, and predecessors in interest or assigns of any such excluded party.

                  32. The members of the Class and Sub-Class are so numerous and geographically dispersed that joinder of all members is impracticable. While the exact number of Class and Sub-Class members is unknown at this time and can only be determined by appropriate discovery, plaintiffs believe that there are thousands of members of the Class and Sub-Class located throughout the United States. As of August 12, 1996, there were 71,848,856 shares of Medaphis common stock outstanding. The shares outstanding include approximately 6.2 million shares of Medaphis common stock that were issued by the Company to hundreds of HDS shareholders in connection with the HDS merger. Throughout the Class Period, Medaphis shares were actively traded on the NASDAQ National Market System. Many millions of shares of Medaphis common stock were traded during the Class Period. Record owners and other members of the Class and Sub-Class may be identified from records maintained by the Company and/or its transfer agent and may be notified of the pendency of this action by mail and publication, using forms of notice similar to those customarily used in securities class actions.


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                  33. Plaintiffs' claims are typical of the claims of the
members of the Class and the Sub-Class, because all members of the Class and Sub-Class acquired Medaphis stock at artificially inflated prices and were damaged as a result of the defendants' violations of the federal securities laws complained of herein.

                  34. Plaintiffs will fairly and adequately protect the interests of the Class and the Sub-Class and have retained counsel who are experienced and competent in class and securities litigation. Plaintiffs have no interest that is contrary to or in conflict with those of the members of the Class or the SubClass.

                  35. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy, since joinder of all members of the Class and SubClass is impracticable. Furthermore, as the damages suffered by individual members of the Class and Sub-Class may be relatively small, the expense and burden of individual litigation make it virtually impossible for the members of the Class and Sub-Class individually to seek redress for the wrongs done to them. There will be no difficulty in the management of this action as a class action.

                  36. Questions of law and fact common to the members of the Class and Sub- Class predominate over any questions that may affect only individual members because defendants have acted on grounds generally applicable to the entire Class and Sub-Class. Among the common questions of law and fact are:

                           (a) Whether defendants violated the federal
securities laws as alleged herein;


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                           (b) Whether the Company's publicly disseminated
releases and statements omitted and/or misrepresented material facts, and whether defendants breached any duty to convey material facts or to correct material facts previously disseminated;

                           (c) Whether defendants participated in and pursued
the common course of conduct complained of herein;

                           (d) Whether defendants acted willfully or recklessly
in omitting and/or misrepresenting material facts;

                           (e) Whether the market prices of Medaphis stock
during the Class Period were artificially inflated due to the material nondisclosures and/or misrepresentations complained of herein; and

                           (f) Whether the members of the Class and SubClass
have sustained damages and, if so, what is the appropriate measure of damages.

                    APPLICABILITY OF PRESUMPTION OF RELIANCE:
                          FRAUD ON THE MARKET DOCTRINE

                  37. Members of the Class rely upon the presumption of reliance afforded by the "fraud-on-the-market" doctrine. At all relevant times, the market for Medaphis common stock was an efficient market. Medaphis stock met the requirements for listing and was listed and actively traded on the NASDAQ National Market system, a highly efficient and automated market. Medaphis was also registered pursuant to Section 12 of the Exchange Act (15 U.S.C. Section
78e) and filed periodic public reports with the SEC and the NASD. Further, Medaphis regularly communicated with public investors by means of established market communication


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mechanisms, including through regular disseminations of press releases on the national circuits of major newswire services and through other wide ranging public disclosures such as communications with financial press, Dow Jones and other similar reporting services. Additionally, Medaphis stock was followed by securities analysts employed by major brokerage firms who wrote reports which were distributed to the sales force and customers of their respective brokerage firms and which were publicly available and entered the public marketplace. Among the various securities firms that regularly followed Medaphis during the Class Period were Alex. Brown & Sons, Inc.; Bear, Stearns & Co.; Cowen & Company; Dean Witter Reynolds; Donaldson Lufkin & Jenrette; Hambrecht & Quist; J.C. Bradford; Jefferies & Company; Mason Cabot; Montgomery Securities; Needham & Co.; Oppenheimer & Co.; Prudential Securities; Salomon Brothers; Smith Barney; and UBS Securities.

                  38. As a result, the market for Medaphis stock promptly digested current information regarding the Company from all publicly-available sources and reflected such information in the price of the stock. Moreover, Medaphis' stock price responded quickly and decisively to adverse Company news identified in this Complaint, further evidencing the efficiency of the market for Medaphis stock. Under these circumstances, all persons who purchased or acquired Medaphis stock during the Class Period suffered similar injury through their purchase or acquisition of such securities at artificially inflated prices, and a presumption of reliance applies.

                               FACTUAL BACKGROUND

                 1.        MEDAPHIS' BUSINESS OPERATIONS AND
                           METEORIC GROWTH THROUGH ACQUISITIONS


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                  39. Medaphis has consistently described itself as a leading provider of business management systems and services to the healthcare industry. The Company's original and core business consists of billing, collection, and other outsourced financial services designed to assist its physician clients with the business management functions associated with providing medical services. Medaphis also provides subrogation and related recovery services primarily to healthcare payers, scheduling information management systems to hospitals and emerging integrated healthcare delivery stems, and systems integration and work flow engineering systems and services.

                  40. Medaphis reportedly provides business management systems and services to over 19,000 physicians and over 2,000 hospitals across the United States, subrogation and recovery services to healthcare plans covering in excess of 23 million people nationwide, and systems integration and work flow engineering systems and services in the United States and abroad. The Company's operations are organized into two principal operating units: Medaphis Services Corporation, which includes all doctor and hospital transaction processing companies, including MPSC; and Medaphis Systems Corporation, which includes all of Medaphis' technology companies, including its systems integration businesses (such as Imonics) and its healthcare information businesses (such as Atwork).

                  41. Over the past several years, a key component of Medaphis' stated business strategy involved growth through acquisitions of other businesses, using its stock as currency. Indeed, Medaphis built its reputation in the investment community by representing itself as a fast-growing company with an aggressive acquisition program and a successful history of integrating those acquisitions smoothly into its overall business operations. such representations


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-- which, as will be shown herein, were demonstrably false and misleading --
convinced the investment community that the Company's strategy was successful and poised Medaphis for future earnings growth. Indeed:

                  Analysts liked the flawless way Medaphis assimilated these firms [it acquired], which formed the core of the company's 40-plus acquisitions over eight years. As revenue grew fivefold, Medaphis gained Wall Street stardom. The Atlanta Journal and Constitution, September 8, 1996.

                  42. The Company's rising stock price financed Medaphis' growth strategy. Because Medaphis paid for most of its acquisitions with stock, the higher the price of the stock, the fewer shares the Company had to exchange to acquire target businesses.

                  43. Prior to and during the Class Period, defendants left no doubt that Imonics -- a company acquired by Medaphis in late 1994 -- was one of the keys to the Company's success which would enable the Company to continue its strategy of growth through acquisitions. Medaphis consistently represented that the Imonics acquisition allowed it to diversify its operations from primarily billing and accounts receivable management and enabled the Company to offer integration services to various health care providers and other businesses. Imonics was also put in charge of re-engineering the physician billing business of Medaphis, which falls under MPSC, the Company's largest operating unit, which reportedly accounts for approximately 60% of the Company's total services revenues. Indeed, with the acquisition of Imonics, Medaphis began a much-publicized project to re-engineer the paper and labor intensive business of MPSC in order to significantly reduce personnel-related costs, upgrade the Company's systems to the


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level of other service industries, and provide for economies of scale.
Defendants have referred to this project as the "Re-Engineering Project".

                  44. The Re-Engineering Project was designed to allow for the consolidation of the processing operations of MPSC that had previously been conducted in over 300 local physician backoffice operations into fewer than 10 large regional data processing centers. The Re-Engineering Project involved designing and installing software through Imonics to automate the Company's billing process and reduce the quantity of paper processed.

                         FALSE AND MISLEADING STATEMENTS
                             DURING THE CLASS PERIOD

                      1. DEFENDANT MOTIVATION AND METHODOLOGIES

                  45. The defendants were aware that in order for Medaphis to preserve its status as a Wall Street "star," it would have to continue its aggressive acquisition of high-profit technology companies to generate revenues sufficient to maintain its growth and cover the high costs of its Re-Engineering Project. Moreover, to continue its acquisition strategy, Medaphis would have to use its stock as currency. To this end, beginning at the end of 1995, defendants set out to increase the price of Medaphis stock and thereby ensure that the Company's acquisition pipeline remained robust by issuing a series of materially false and misleading public statements.

                  46. The materially false and misleading public statements issued by defendants related in large part to reported financial results and financial statements that did not comply with Generally Accepted Accounting Principles ("GAAP"). GAAP encompasses the rules, conventions and practices recognized and employed by the accounting profession for the preparation of financial statements. Statements of Financial Accounting Standards are


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promulgated by the profession's Financial Accounting Standards Board, and are considered the highest authority of GAAP. SEC Regulation S-X (17 C.F.R. Section
210. 4-01(a) (1)) provides that financial statements filed with the SEC which are not prepared in compliance with GAAP are presumed to be misleading and inaccurate.

                  47. Defendants' false and misleading statements also related to narrative misrepresentations concerning: Medaphis' business operations and the Re-Engineering Project; Medaphis' earnings growth; the operating performance, condition and prospects of Imonics; and Medaphis' acquisition and integration of several companies into the operations of Imonics.

                  48. Defendants issued these statements directly, through press releases, SEC filings, and annual and quarterly reports to shareholders. Defendants also provided guidance to securities analysts and used them as conduits to provide false and misleading information to the investment community.

                  49. In writing their reports, several of which are referred to herein at paragraphs 52, 53, 54, 85, 89, 106 and 107, securities analysts relied in substantial part upon information provided to them privately by the Company. Indeed, it was the Company's practice to have key members of its management team, including defendants Brown and Cote, communicate with securities analysts on a regular basis to discuss the Company's business, operations, performance and prospects. Defendants knew that by disseminating information to the investment community, investors would rely and act upon such information and that such information would have an effect on the market price of the Company's stock.

                  2. FEBRUARY 6, 1996 PRESS RELEASE ANNOUNCING FOURTH QUARTER AND YEAR-END 1995 RESULTS AND RELATED ANALYSTS REPORTS

                  50. On February 6, 1996, the start of the Class Period, defendants issued a press release announcing the Company's results for the fourth quarter and year ended December 31, 1995. The Company reported fourth quarter earnings of $11.4 million or $0.22 per share before one-time merger and other charges. These results, which were in line with analysts' estimates, represented a more than 50% increase over reported earnings of $0.14 per share in the fourth quarter of 1994. For the full year of 1995, Medaphis reported operating earnings of $41.9 million or $0.82 per share before charges, representing an increase of approximately 80% over reported operating earnings for the full year of 1994. The Company also reported in the February 6, 1996 release that operating revenues grew 29% in the fourth quarter, to $122.5 million, also in line with analysts' projections. Revenue for the year ended December 31, 1995 was reportedly $467.8 million, up 47% from $319.1 million in the same period in 1994.

                  51. In this press release, defendant Brown noted that the Re-Engineering Project was progressing well and achieving "significant milestones," and that the Company's technology division (which includes Imonics and Atwork) "continued to grow rapidly and show positive operating results outperforming our expectations in the second half of 1995" and was "effectively offsetting the margin pressure and results" being experienced by MPSC.

                  52. Securities analysts following Medaphis, while taking note of the margin pressures at MPSC, recommended the purchase of Medaphis stock based on defendants' representations and other information provided by the Company. For example, on February 7, 1996, one day after the quarterly and annual operating results were issued, Donaldson, Lufkin & Jenrette issued a research report which stated:

                  Medaphis reported Q4 and year end 1995 results from continuing operations of $0.22 and $0.82, respectively.... Based on the results... it is becoming clear that the higher-growth technology businesses (such as Imonics, Atwork and Consort) are more than offsetting the margin pressures at MPSC. As MEDA essentially hit our EPS projections, we remain comfortable with our $1.07 EPS estimate for this year and a range of $1.40 -1.50 for 1997.

                  53. In a similar vein, a research report issued by Hambrecht & Quist on February 7, 1996, again prepared on the basis of information provided by the Company and/or its senior management, stated:

                  Management indicates that, in addition to the technology units, several of the recent acquisitions are experiencing growth that is well-above the corporate average. Overall, the Company's internal growth has largely been moderated by a lack of growth in the MPSC unit. Looking forward, this unit should see better growth as the re-engineering effort winds down. MPSC's growth, when combined with the other units, should accelerate Medaphis' internal growth rate.... The company
                  continues to progress on the reengineering front.... To
                  reiterate, while Medaphis' re-engineering is modestly depressing margins in the near-term, we believe the long term efficiencies gained will more than offset any pricing pressure in the core billing and receivables market and fuel significant EBITDA margin expansion in 1997.

                  54. Likewise, a report issued by the firm of Morgan Stanley on February 6, 1996, on the basis of information provided by the Company and/or its senior management, stated in relevant part:

                  MEDA's overall fundamentals continue to be buoyed by its strong technology divisions. We estimate that the companies Atwork, Imonics, and recently acquired Consort divisions will be the driving force to margins. We estimate that these divisions are on the order of 1-2 times more profitable than MEDA's core A/R, billing business. As evidence of MEDA's conviction here, it has significantly added to staff at the Imonics subsidiary, increasing headcount from 80 to 300 in 1995.

                  55. The February 6, 1996 press release announcing operating results for the fourth quarter and full year, 1995, and the information provided by defendants to the market through the analysts' reports referred to in paragraphs 50-54 were materially false and misleading in at least the following respects:

                           (a) The financial results incorporated and discussed
therein were false and had been achieved only through the use of improper accounting practices in violation of GAAP. As was ultimately disclosed at the close of the Class Period, the operating results reported for this period were improperly and materially overstated by at least $5 million as a result of the reporting of revenues and profits under software license agreements entered into by Imonics, which is permissible under GAAP only where customers are unconditionally obligated to perform under the agreements. In fact, unbeknownst to the public, in order to create the illusion that more customers had signed such license agreements than was actually the case, the Company had aggressively enlisted one or more major customers, but then provided them with secret side letters, enabling the customer(s) to avoid paying all of the fees payable under the agreements. This was improper under GAAP, in the following respects:

                  Accounting Research Bulletin ("ARB") 13, Chapter 1, section A:
                  Profit is deemed to be realized when a sale in the ordinary course of business is effected, unless the circumstances are such that the collection of the sale price is not reasonably assured. (Emphasis added).

                  Financial Accounting Standards Board ("FASB") Statement of Concepts ("CON"), paragraph 83 (a): Revenues and gains are generally not recognized until realized or realizable. Revenues and gains are realized when products (goods or services), merchandise, or other assets are exchanged for cash or claims to cash. Revenues and gains are realizable when related assets received or held are readily convertible to known amounts of cash or claims to cash. (Emphasis added).

                  FASB Statement of Standards No. 5, paragraph 27: Contingencies that might result in gains usually are not reflected in the accounts since to do so might be to recognize revenue prior to its realization.

                  FASB Statement of Standards No. 48 ("FAS48"), paragraph 6: If an enterprise sells its product but gives the buyer the right to return the product, revenue from the sales transaction shall be recognized at time of sale only if all of the following conditions are met: (I) The seller's price to the buyer is substantially fixed or determinable at the date of sale; (2) The buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product; (3) The buyer's obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product; (4) The buyer acquiring the product for resale has economic substance apart from that provided by the seller; (5) The seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer; and the amount of future returns can be reasonably estimated.

Where resolution of a significant contingency is part of a license agreement, then "a sale in the ordinary course of business" has not been "effected." (ARB
43). Additionally, if the contingency is not resolved, then "related assets received or held are [not] readily convertible to known amounts of cash or claims to cash." (FASB CON 5). Further, if the non-satisfaction of the contingency results in the "return" of the product or the absence of any obligation of the buyer to pay for the license fee, then the buyer is not "obligated to pay the seller" and revenue may not permissibly be recognized under the license agreement. (FAS48). As detailed in paragraphs 125-129, the falsification of reported revenue in the fourth quarter of 1995 ultimately required the Company, at the end of the Class Period, to restate the results to reduce reported net income by $5.1 million, resulting in a net loss of $1.1 million rather than the previously reported net income of $4 million for the quarter, and a net loss of $8.5 million for 1995, over double the previously reported net loss of $3.4 million for the year.

                           (b) In addition, the representations that the
technology division (consisting primarily of Imonics and Atwork) was "effectively offsetting" the margin pressures and results at MPSC were materially false and misleading when made because the technology division was not able to offset revenue, growth and margin pressures affecting MPSC because:
(i) Imonics was experiencing severe operational problems including, among other things, excessive staffing, inadequate cost controls, and poor operating performance so severe that they negated Imonics' ability to perform as represented; and (ii) Atwork's sales pipeline had been in decline since September of 1995, and there were significant operating flaws, or "bugs," in certain of the Atwork division's software products introduced at year end 1995.

                  3.       PUBLIC STATEMENTS RELATING TO
                           THE RAPID SYSTEMS AND BSG MERGERS

                  56. Having disseminated its materially false and misleading press release of February 6, which included false financial results showing increasing net income rather than the true losses the Company was actually suffering, Medaphis implemented its scheme to use its stock (the price of which was artificially inflated as a result of defendants' misstatements) as currency for additional acquisitions.

                  57. Thus, on February 29, 1996, defendants caused Medaphis to file with the SEC a Form 5-4 Registration Statement (the "February 1996 Registration Statement"), which was signed by defendants Brown, Cote and Douglass. Defendants filed the February 1996 Registration Statement in order to issue 2 million shares of Medaphis common stock which the Company reported "may be offered by Medaphis from time to time in connection with acquisitions of other businesses or properties."

                  58. On March 13, 1996, the defendants issued a press release announcing that Medaphis had signed a definitive agreement to acquire all of the outstanding capital stock of Rapid Systems Solutions, Inc. ("Rapid Systems") (a closely-held, Columbia, Maryland based computer systems integration company) in exchange for 1,135,000 shares of Medaphis common stock, worth approximately $43 million (the "Rapid Systems Merger"). Defendant Brown stated that Rapid Systems was acquired specifically because it complemented "the work Imonics is doing on the Medaphis re-engineering project."

                  59. Two days later, on March 15, 1996, defendants issued a press release announcing yet another acquisition, this time reporting that Medaphis had executed a definitive agreement to acquire all of the outstanding capital stock of BSG Corporation ("BSG") for approximately $350 million in stock, including 7.5 million shares of Medaphis common stock and assumption by Medaphis of BSG stock options and stock rights representing an additional 2.66 million shares of Medaphis common stock (the "BSG Merger"). This transaction represented the largest acquisition yet for Medaphis. According to the March 15 announcement, the Company's "existing systems integration and information technology (IT) services companies -- including Imonics Corporation and Rapid Systems Solutions Inc. -- will come under the BSG umbrella, thereby creating the industry's largest IT services company focused purely on client/server technology and applications."

                  60. Significantly, defendant Brown, in emphasizing the importance of the BSG Merger, assured investors that BSG had the necessary infrastructure to manage successfully the integration of both Imonics and Rapid Systems to create successfully the largest client/server technology services company in the country:

                  The merger with BSG is a major milestone in increasing our technology capabilities. Working with Imonics and Rapid Systems Solutions, BSG will lead our systems integration efforts and we believe will accelerate transformation of the way transaction processing is performed in the healthcare industry.

                  . . . We are excited about our newly acquired capabilities in client/server consulting and systems integration. Imonics and Rapid Systems Solutions combined with BSG have created. we believe. the largest pure client/server technology services company in the country. (Emphasis added).

                  61. A March 18, 1996 Wall Street Journal article reported in connection with the planned BSG Merger that:

                  [t]he company said it decided to make a bigger push into systems integration following the successful 1994 acquisition of Imonics, which has seen its profit double since the purchase and its employees increase, according to Michael Cote, Medaphis' chief financial officer.

                  62. As a result of the foregoing positive announcements, on March 20, 1996, Medaphis shares hit a 52-week high of $53.25, a 40% increase over the stock's March 12, 1996 close of $37.50.

                  63. The statements concerning the synergies and efficiencies of the Rapid Systems and BSG Mergers, and the Company's integration of the operations of Rapid Systems and BSG into its overall business identified in paragraphs 57-61 above were materially false and misleading. Among other reasons, because of the severe operational problems at Imonics summarized at paragraphs 55(b) and 69 hereof, there was no reasonable basis for the representations concerning the synergies offered by the merger of Imonics and Rapid Systems with BSG's operations. Defendant Cote's representations concerning the supposed profitability of Imonics were false and misleading for the same reason, as well as for the added reason that, as set forth in greater detail at paragraph 55(a) above, Medaphis' publicly reported profits were materially false and misleading as a result of improper revenue recognition practices relating specifically to improprieties at Imonics.

                  64. On April 3, 1996, in connection with the BSG Merger, Medaphis filed with the SEC a Registration Statement on Form 5-4 (The "BSG Registration Statement") and a Proxy Statement/Prospectus (the "BSG Prospectus"). The BSG Registration Statement was signed by defendants Brown, Cote and Douglass.

                  65. The BSG Prospectus, which was included as part of the BSG Registration Statement filed with the SEC, incorporated by reference Medaphis' Annual Report on Form 10-K for the fiscal year ended December 31, 1995, including the audited financial statements incorporated by reference therein, (discussed at paragraphs 70-80 herein), and incorporated the false and misleading statements of the Company's year-end and fourth quarter 1995 results as reported in the February 6, 1996 press release referred to at paragraph 50 above. These documents represent that the financial results presented therein "include all adjustments ... that are necessary for a fair presentation of the financial position and results of operations for such periods."

                  66. In addition, the BSG Prospectus repeated defendants' misleading statements regarding the successful consolidation of Imonics, BSG and Rapid Systems, stating that the merger "will position Medaphis as the leading client/server systems integration and workflow engineering company in the United States." The BSG Prospectus also falsely stated that:

                  Finally, management believes that BSG, Rapid Systems and Imonics complement each other and that the combination of these three organizations within Medaphis should produce synergies. . . . Imonics possesses extremely talented object oriented programming expertise, an existing library of object codes and proprietary pricing methodologies. Management of Medaphis believes that each of the foregoing attributes of BSG, Rapid Systems and Imonics are complimentary [sic] in nature and together position Medaphis to take advantage of systems integration and workflow engineering projects within and outside the healthcare industry.

                  67. The BSG Prospectus also provided the following highly positive description of the Re-Engineering Project:

                  In order to increase efficiency and position Medaphis to take advantage of the opportunities being created by ongoing changes in the healthcare industry, Medaphis has commenced a re-engineering project which will involve, among other things, the consolidation of the billing and accounts receivable processing function of its billing and accounts receivable management business, which is currently operated out of approximately 300 local business offices around the country, into approximately 10 remote processing centers. In addition to the consolidation of processing operations, the re-engineering project will involve the establishment of advanced client/server computing at the local sales and service offices and at remote processing centers. This computing infrastructure will be designed to significantly reduce paper handling and greatly increase the speed of record recovery while permitting communication over a wide-area network and across geographic markets and linking together all of Medaphis' operating divisions . .

                  68. The BSG Prospectus continued:

                  Medaphis believes the re-engineering project will provide its customers and employees with the full information processing and communications power of an advanced distributed computing system. The re-engineering project is designed to enable Medaphis to continue to grow and achieve economies of scale in several areas, including training, client service, patient and payor relations, transaction processing operations and electronic data interchange capabilities. The project is expected to be substantial Iv completed during 1997. Although the re-engineering project will involve consolidation of the processing functions of its billing and accounts receivable management services. Medaphis intends to continue to maintain and place increased emphasis on the sales and customer service functions of this business on a local basis. (Emphasis added).

                  69. (a) The representations contained in the BSG Registration Statement and Prospectus, which incorporated Medaphis' operating results for the fourth quarter and full year 1995 by reference, as well as the May 7, 1996 press release, were materially false and misleading in the manner and for the reasons specified in paragraph 55(a) above.

                      (b) In addition, defendants' representations regarding the progress, positive results, and expected completion date of the Re-Engineering Project were materially false and misleading and lacked a reasonable basis when made in that they misrepresented and/or failed to disclose that: (i) progress on the Re-Engineering Project was being impeded by, among other things, the serious management, operational, and other problems being experienced by Imonics, set forth above, and the Company's inability to successfully integrate and coordinate the acquisitions of BSG and Rapid Systems; (ii) the software designed to automate the billing process at MPSC was not appropriate for large volume processing, thus requiring further software development and causing a deferral of the office consolidation element of the Re- Engineering Project; and (iii) in light of these problems, the Re-Engineering Project was not likely to be completed until 1997, if not 1998, contrary to defendants' representations.

                      (c) Further, defendants' statements regarding the synergies to be derived from the BSG and Rapid Systems mergers, and the ability of Medaphis and Imonics to successfully integrate and coordinate these acquisitions, were materially false and misleading in that they misrepresented and/or failed to disclose: (i) the adverse facts regarding Imonics, identified above at paragraph 55(b); and (ii) that the integration of Imonics' operations with 8SG and Rapid Systems was not proceeding well in view of Imonics dilapidated condition, and could not be accomplished without a complete reorganization of Imonics.

                      (d) Moreover, defendants' representation that the Company would "continue to maintain and place increased emphasis on the sales and customer service functions" of the Company's MPSC division was false and misleading. As defendants knew or recklessly disregarded, the Company's focus on the Re-Engineering Project at MPSC was done at the expense of customer service and customer retention, which was leading to significant revenue declines and reductions in profitability for Medaphis.

                      (e) In addition, the increasing staff levels at Imonics, cited by analysts as a positive growth factor based on defendants' representations, was, in reality, excessive, as evidenced by the October 22, 1996 disclosure that the Company had terminated 430 employees, including the entire Imonics senior management team.

                  4.  REPRESENTATIONS CONTAINED IN
                      THE 1995 10-K AND ANNUAL REPORT

                  70. On or about April 1, 1996, Medaphis filed with the SEC its Form 10-K for the fiscal year ended December 31, 1995 (the "1995 l0-K"). The 1995 10-K was signed by, among others, defendants Brown, Cote and Douglass.

                  71. The 1995 10-K incorporated, at page 19, the same reported financial results for the fourth quarter and full year of 1995 as were announced on February 6, 1996 as set forth in paragraph 50 herein. The 1995 10-K also incorporated by reference the financial presentations set forth in the Company's 1995 Annual Report, which is discussed in greater detail in paragraphs 75-80 hereof. The 1995 10-K further stated, in relevant part, that such financial presentations therein "include all adjustments ... that are necessary for a fair presentation of the financial position and results of operations for such periods."

                  72. The 1995 10-K boasted of the "core competencies in the systems integration and work flow engineering fields," and went on to state that although MPSC was experiencing some "revenue and margins pressures", these pressures were being "offset" by growth in Medaphis' information management and systems integration services business (for which Imonics was responsible), and that the Re-Engineering Project was easing such pressures.

                  73. The 1995 l0-K also contained a description of the Re-Engineering Project virtually identical to that set forth in the BSG Prospectus quoted at paragraphs 65-67 above.

                  74. With respect to the Company's revenue recognition policy, the 1995 10-K stated:

                  REVENUE RECOGNITION. . . .

                  Revenue from software licenses is generally recognized upon shipment of the products and when no significant contractual obligations remain outstanding. When the Company receives payment prior to shipment or fulfillment of significant vendor obligations, such payments are recorded as deferred revenue and are recognized as revenue upon shipment or fulfillment of significant vendor obligations. The license agreements typically provide for partial payments subsequent to shipment; such terms result in an unbilled receivable at the date the revenue is recognized. Costs related to insignificant vendor obligations are accrued upon recognition of the license revenue. Software maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically one year.

                  Revenues from systems integration contracts are recorded on the percentage of completion method of accounting. (Emphasis added).

                  75. At or about the time that it filed the 1995 10-K, the Company also issued its 1995 Annual Report. Like the 1995 l0-K, the 1995 Annual Report incorporated the same reported financial results for the fourth quarter and full year of 1995 as were announced on February 6, 1996. The 1995 Annual Report represented that the financial statements set forth therein:

                  present fairly, in all material respects, the financial position of Medaphis Corporation and subsidiaries at December 31, 1995 and 1994 and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                  76. In the 1995 Annual Report, the defendants again touted the benefits and "positive results" of the Re-Engineering Project, and set forth a description thereof virtually identical to that set forth in the BSG Prospectus (see paragraphs 65-67 herein), and in the 1995 l0-K (see paragraphs 70-74 herein). The 1995 Annual Report also represented that:

                  The positive results of this progressive effort are already in evidence. Today, Medaphis is a leading provider of information management systems and systems integration and work flow engineering systems and services to the healthcare industry and other industries.

                  77. The 1995 Annual Report also emphasized the positive contributions that Imonics had made to the Company's business, stating that, because of Imonics, the Company had gained an "immense competitive advantage" and had "re-engineered its future." Defendants assured investors that Imonics would allow the Company to recognize efficiencies that "will dramatically change the way business is done." The following excerpt appeared in the 1995 Annual
Report:

                  IMONICS: A LEADER IN BUSINESS PROCESS

                  RE-ENGINEERING AND SYSTEMS INTEGRATION.

                  With the 1994 acquisition of Imonics. Medaphis re-engineered its future. A leader in business process re-engineering and systems integration, Imonics will enable Medaphis to create internal efficiencies, while being able to offer the same cost-effective solutions to others throughout the healthcare industry, and in other industries. For Medaphis, or for any other customer service or business operation that processes large volumes of paper, fax and phone calls, Imonics' software solutions provide an immense competitive advantage. The first signs of these increased efficiencies are already in evidence in our Pittsburgh office. And as they are applied to an even greater extent in the coming months, our belief is that they will dramatically change the way business is done throughout our transaction processing operations and, hopefully, our entire industry. (Emphasis added.)

                  78. The Annual Report also stated that the progress of the Re-Engineering project "has been nothing short of remarkable," and that [t]he impact on customer service is immeasurable."

                  79. The 1995 Annual Report also praised the Company's 1995 acquisition of Atwork, which was described as "the leading provider of information systems that schedule the activities of patients and employees in healthcare." The 1995 Annual Report offered a highly upbeat assessment of
Atwork:

                  Atwork solves complex scheduling problems in healthcare management, and they have historically enjoyed a high level of client satisfaction. Atwork markets four leading products to healthcare providers. The first, ANSOS, automates nurse staffing and scheduling, and, as the market leader, is the most widely used system of its kind. The second, ORSOS, used for operating room scheduling and inventory management, is the market leader as well. The third product, One-Call, is used for enterprise-wide patient scheduling. And finally, One-Staff is used to schedule and manage all employees throughout the healthcare enterprise.

                  80. The letter to stockholders, included in the 1995 Annual Report and signed by defendant Brown, stated, among other things, that:

                  Medaphis has embarked on an aggressive technology initiative to increase its own internal efficiencies, as well as those of its clients.

                           The positive results of this progressive effort are
                  already in evidence. Today, Medaphis is a leading provider of information management systems and systems integration and work flow engineering systems and services to the healthcare industry and other industries.

                                              ***

                  In the course of solving our own technology problems, we have discovered a major business opportunity -- the lack of next generation distributed processing platforms and user-oriented applications to solve business and information processing needs of industry in general, particularly healthcare.

                  81. The representations contained in the 1995 10-K and Annual Report and the documents incorporated therein by reference, incorporating Medaphis' operating results for the fourth quarter and full year of 1995, and Medaphis' revenue recognition policies, were materially false and misleading in the manner and for the reasons set forth in paragraph 55(a) above. The representations concerning the finances and operations of Imonics, the progress of the Re-Engineering Project at MPSC, and the ability of Medaphis and Imonics to successfully integrate and coordinate the acquisitions of BSG and Atwork were materially false and misleading for failing to disclose the adverse material facts concerning Imonics and Atwork specified at paragraphs 55(b) and 69 above.

                  5.  REPRESENTATIONS CONCERNING THE BERTELSMANN
                      JOINT VENTURE AND MEDAPHIS' RESULT. FOR THE
                      FIRST QUARTER OF 1996 ENDED MARCH 30. 1996

                  82. In February 1996, Medaphis, through Imonics, entered into a Joint Venture with a subsidiary of Bertelsmann, a German corporation. According to the Company, the Joint Venture was formed to pursue custom software development and systems integration projects for customer service systems in Europe, primarily in Germany, over a multi-year period, with each partner holding a 50% interest in the Joint Venture. The Joint Venture partnership agreement was signed on March 13, 1996, eighteen days before the close of the Company's fiscal 1996 first quarter.

                  83. On or about March 31, 1996, the last day of the first quarter of fiscal 1996, the Joint Venture concluded an agreement with a German telecommunications entity to provide systems integration and work flow engineering systems and services (the "Systems Integration Contact"). Immediately upon entering into the Systems Integration Contract on March 31, 1996, the Company recognized $12.5 million of Joint Venture net earnings, thereby dramatically improving reported revenues and net earnings for the first quarter of 1996.

                  84. On April 23, 1996, Medaphis issued a press release to announce its first quarter results, which included the $12.5 million in net earnings recognized in connection with the Systems Integration Contract the Company rushed to enter into at the close of first quarter. The Company reported that revenues had increased by 24.1% over results for the first quarter of 1995, from $110.1 million to $136.6 million, and that reported net income had increased from a reported loss of over $8.2 million for the quarter ended March 31, 1995, to a reported Profit of $13.2 million for the first quarter of 1996. Commenting on these reported results, defendant Brown noted that Medaphis was "pleased with the first quarter," adding:

                  The performance of our client/server IT services business was excellent and included formation of a joint-venture with a subsidiary of Bertelsmann A.G. in Germany. The joint venture signed a large contract with a telecommunications company during the quarter.

                  85. The market recognized the Joint Venture and the new Systems Integration Contract as an important step for Medaphis, adding significantly to the Company's value to an investor. In an April 30, 1996 Smith Barney report, for example, which was prepared based on information provided by defendants, the Joint Venture was specifically cited as an example of one of the areas in which Medaphis had "displayed strong growth":

                  Imonics announced a joint venture with Bertelsmann, AG to provide systems integration services overseas. Bertelsmann's BMG Music Club has been a client of Imonics for several years. In the same announcement, the JV disclosed a major, multi-year contract with a foreign telecommunications company. Although Imonics is performing most of the work on [Medaphis'] re-engineering, its headcount has grown to over 400 to also staff the growth in its outside business.

                  86. On May 14, 1996, defendants caused Medaphis to file its first quarter Form 10-Q with the SEC (the "First Quarter 10-Q"), which was signed by defendants Cote and Douglass, in which it incorporated and provided additional details concerning first quarter 1996 financial results for the quarter previously announced on April 23, 1996 (see paragraph 84 herein).

                  87. The First Quarter 10-Q represented that the financial information contained therein was "prepared in accordance with the Company's customary accounting policies and practices."

                  88. In addition, the First Quarter 10-Q expressly incorporated the representations contained in the 1995 10-K, including the representation that "[r]evenues from systems integration contracts are recorded on the percentage of completion method of accounting," and also contained management's representation that the financial statements included therein reflect "all adjustments . . . necessary for a fair presentation of the results of operations of the interim period."

                  89. At or about the time defendants publicly announced Medaphis' first quarter 1996 operating results and filed the First Quarter 10-Q, several bullish reports were issued by securities analysts based on information provided by the Company:

                  (a) "Over the next several quarters, we expect the re-engineering program in its core Medaphis Physician Services Corporation to begin to have an impact while the growth in its technology businesses continues continues [Sic] to accelerate." (May 16, 1996 report by Donaldson, Lufkin & Jenrette Securities Corporation);

                  (b) "Near-term, we have confidence in our quarterly estimates as well as our $1.05 - $1. 10 estimate for the full year." (May 16, 1996 report by Donaldson, Lufkin & Jenrette Securities Corporation); and

                  (c) "Based on our conversation with management yesterday, our comfort level on near-term earnings prospects have increased. While management did not endorse a specific estimate, it appears as though there have been some fundamental positive changes.... While there remains consolidation challenges, we believe that these are the early signs that the large software development project is beginning to pay off...." (June 4, 1996 report by Donaldson, Lufkin & Jenrette Securities
                  Corporation).

                  90. The representations contained in Medaphis' announcements concerning the Bertelsmann Joint Venture and the Company's financial results for the quarter ended March 31, 1996, as set forth in paragraphs 82-88 herein, were materially false and misleading in that the financial results set forth therein were falsified and had been achieved only through the use of improper accounting practices which violated GAAP. Indeed, the reported net income for this period of $13.2 million was improperly and materially overstated by virtue of the recognition of $12.5 million in profits from the Systems Integration Contract immediately upon the execution of the contract in violation of relevant accounting principles, including GAAP. Defendants knew or recklessly disregarded, at the time the contract was entered into, that: (i) Imonics was experiencing serious problems, including over-staffing, poor management, inadequate cost controls and poor operational performance (as detailed in paragraphs 55(b) and 69 hereof); and (ii) that, as is also detailed at paragraphs 55(b) and 69 hereof, Imonics was unable to perform its obligations under the Systems Integration Contract and the Joint Venture. Under such circumstances, the recognition of $12.5 million in Joint Venture net earnings was improper. ARB 43 provides that "profit is deemed to be realized when a sale in the ordinary course of business is effected, unless the circumstances are such that the collection of the sale price is not reasonably assured." Additionally, the Company could not in good faith consider the Systems Integration Contract to result in "actual or expected cash flow that ha[s] accrued or will eventuate as a result of the entity's ongoing major or central operations," if, at the time the contract was entered into, defendants were aware that there was no basis for the belief that Imonics could fulfill its obligations under the Contract as proscribed by paragraph 78 of FASB CON 6. Finally, recognition of the revenues from the contract under such circumstances was improper under FASB CON 5, paragraph 83, which provides:

                  Revenues are not recognized until earned. An entity's revenue earning activity involves delivering or producing goods, rendering services, or activities that constitute its major or central operations, and revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues.

Accordingly, in recognizing $12.5 million in Joint Venture net earnings in March of 1996, the Company violated these provisions of GAAP.

                  91. Second, defendants improperly recognized $12.5 million in Joint Venture net earnings in the first quarter because if these revenues could have been properly recognized at all, they should have been recognized ratably over the period the services were performed under the Systems Integration Contract in accordance with the percentage-of-completion method of accounting. As noted above, FASB CON 5, paragraph 83, provides that "revenues are not "earned," and therefore should not be recognized, until an "entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues." (Emphasis added).

                  92. In addition, the First Quarter 10-Q, having incorporated by reference the 1995 10-K (and derivatively the 1995 Annual Report), was materially false and misleading for the same reasons, specified in paragraph 81 herein, as the 1995 10-K and Annual Report were false and misleading. In addition, the First Quarter 10-Q expressly incorporated the additional representation contained in the 1995 10-K that "[r]evenue from systems integration contracts are recorded on the percentage-of-completion method of accounting." (Emphasis added). Thus, in recognizing first quarter revenues from the System Integration Contract, defendants violated the Company's own disclosed revenue recognition policy, rendering this specific statement false.

                  6.  ADDITIONAL PUBLIC STATEMENTS RELATING
                      TO IMONICS AND THE HDS MERGER

                  93. In April 1996, Medaphis officials attended a Robinson-Humphrey Co. conference at which they touted the success at Imonics, declaring that it was "going like gangbusters."

                  94. Seeking to continue its practice of acquiring companies utilizing overvalued Medaphis stock, on or about May 24, 1996, Medaphis announced its intention to acquire Health Data Sciences Corporation ("HDS") in exchange for 6,125,000 Medaphis common shares and assumption or issuance by Medaphis of stock options representing an additional 556,000 shares. Based on the May 24, 1996 closing price of Medaphis stock of $40.938, the HDS Merger was valued at approximately $273.5 million.

                  95. HDS was a developer and supplier of health care information systems to institutions, payers, health care networks, and providers. HDS' main product offering was a line generally known as ULTICARE
(R), an integrated information system which allows doctors and hospitals in large health care systems to enter and access immediately clinical information on patients. The ULTICARE system can also schedule medical procedures, such as surgery.

                  96. According to an article published in the Atlanta Journal and Constitution on May 25, 1996, defendant Brown stated that, with the planned acquisition of HDS, "I think we now have the pieces we need .... This is where we've been aiming with our business."

                  97. A definitive Merger Agreement was executed by Medaphis and HDS on May 23, 1996 (the "HDS Merger"). Under the terms of the HDS Merger, stockholders of HDS were entitled to receive .7912 of a share of Medaphis common stock for each share of HDS common stock and HDS preferred stock. In connection therewith, the defendants were specifically motivated to keep the price of Medaphis stock artificially high in order to complete the acquisition of HDS. Indeed, the Merger Agreement explicitly provided that, if the average closing price of Medaphis stock for a period of time dropped below $37 per share, HDS could unilaterally terminate the deal. Thus, defendants knew that it was imperative that the company continue to tout its many "successes" while concealing the true facts about Medaphis' business.

                  98. On May 31, 1996, in connection with the HDS Merger, Medaphis filed an Amendment No. 1 to its Form 5-4 Registration Statement with the SEC (the "HDS Registration Statement"). The Registration statement included a Proxy statement/Prospectus, also dated May 31, 1996, which was issued in connection with a special meeting of HDS stockholders to be held on June 29, 1996 (the "HDS Prospectus"). The HDS Registration Statement was signed by defendants Brown, Cote and Douglass.

                  99. The HDS Prospectus included, inter alia, a detailed description of the background of the HDS Merger, the reasons for the HDS Merger, and the terms of the Merger. The HDS Prospectus also included an upbeat description of Medaphis' Re-engineering Project which was substantially similar to the statements contained in the BSG Prospectus, the 1995 l0- K and the 1995 Annual Report. The defendants again represented in the HDS Prospectus that "[t]he [Re-Engineering] project is expected to be substantially completed during 1997."

                  100. As they had in the BSG Prospectus, the defendants also continued to tout the benefits of the BSG and Rapid Systems mergers in the HDS Prospectus, stating that:

                  Management believes that the acquisition of workflow engineering operations, will position Medaphis as the leading client/server systems integration and workflow engineering companies in the United States.

                  101. The HDS Registration Statement and Prospectus explicitly incorporated by reference Medaphis' 1995 Annual Report, filed on April 1, 1996, and its First Quarter 10-Q, filed on May 15, 1996, relevant excerpts of which are set forth at length at paragraphs 70-80, 87- 88, and 92, respectively. As such, the HDS Registration Statement and Prospectus was materially false and misleading for the same reasons the 1995 Annual Report and First Quarter 10-Q were misleading, as specified in paragraphs 81 and 90-93, respectively.

                  102. The additional representations in the HDS Prospectus, set forth in paragraphs 99-100, concerning the finances and operations of Imonics, the progress of the Re- Engineering Project at MPSC, and the ability of Medaphis and Imonics to successfully integrate the Company's various acquisitions were materially false and misleading for failing to disclose the adverse material facts concerning Imonics specified at paragraphs 55(b) and 69 hereof.

                  103. Had the full truth about Medaphis been disclosed at the time, the company never would have been able to complete the HDS Merger. Based on recent trading prices of Medaphis stock (approximately $8.50 per share), the acquisition of HDS, which cost the Company just over 6 million shares, would have cost nearly five times that amount, or 28 million shares. Based on recent trading prices, defendants' fraudulent conduct enabled the Company to purchase HDS -- a company valued at $230 - $260 million in the HDS Merger -- for stock now worth just $53 million, costing HDS shareholders hundreds of millions of dollars in losses.

                  7.   PUBLIC STATEMENTS RELATING TO
                       SECOND QUARTER 1996 RESULTS

                  104. On July 23, 1996, defendants issued a press release announcing Medaphis' financial results for the second quarter of 1996, ending on June 30, 1996. The Company reported that revenue for the three months ended June 30, 1996 was $175.2 million, up 24% from the $141.3 million in the year-earlier period, and that, excluding merger and other one-time costs, net income was $18.7 million, up 159%, with earnings per share of $0.25, up 150%. For the six months ended June 30, 1996, Medaphis reported a 255% increase in revenues over the six months ended June 30, 1995, from $274.4 million to $338.8 million, and a 500% increase in net income and earnings per share, from a loss of $4.6 million or $.08 per share in 1995 to net income of $16.4 million or $.22 per share in 1996.

                  105. Defendant Brown continued to assure the investment community that Medaphis' technology companies were "generat[ing] strong results," and he explained that much of these "strong results" were attributable to the recent acquisitions of HDS, Rapid Systems and BSG:

                  We are pleased with the second quarter and underlying results of our technology and services businesses. The technology companies continue to generate strong results, especially our latest additions: Health Data Sciences Corporation ("HDS"), BSG Corporation and Rapid systems Solutions, Inc. I am thrilled with the recent addition of HDS to our technology capabilities and am excited about the opportunities that it affords us to offer patient- centered information technology in the healthcare industry. Medaphis Physician Services Corporation continued to adversely affect results of the Services Division in the second quarter; however its operating results improved slightly over the first Quarter of 1996. We continue to assess and evaluate the technology and processes necessary to ensure our long-term success and remain cautiously optimistic that the re-engineering project and related management initiatives are positioning the Company for important improvements in operating results.

                  (Emphasis added).

                  106. The defendants' representations concerning the second quarter of 1996 had their intended effect on the investment community. On July 24, 1996, Bear Stearns issued a research report based on information provided by the Company which stated, in relevant part, that:

                  Importantly, management is confident that the top line and cost pressures in the physician billing business (which we estimate to be 25% -30% of total revenue) may have bottomed. These pressures are expected to continue to moderate over the third and fourth quarters of 1996 allowing for a stabilization of this business segment. DURING 1997, we expect to see the benefits of the re- engineering which we believe will pave the way for earnings acceleration."

In a similar vein, a Cowen & Co. report dated July 23, 1996, based on information provided by the Company, stated:

                  Technology Strategy A Winner - Virtually all of the revenue growth was derived from terrific performances in the technology companies (+82% at $70MM). Strongest performers include Consort Technologies (radiology information systems), Atwork (medical software), BSG, RSSI and Imonics (client/server systems integration)."

Likewise, on July 24, 1996, Donaldson Lufkin & Jenrette issued a research report based on information provided by the Company which stated:

                  EPS for the next two quarters should be $0.28 and $0.30, respectively. Management indicated comfort with street estimates for the third and fourth quarter of this Year. This is in sharp contrast to previous statements about the last few quarters when management consistently hedged about its near-term operating results. (Emphasis Added).

                  107. The representations contained in the July 23, 1996 press release, which incorporated and reflected Medaphis' operating results for the first quarter of 1996 (see paragraph 84 herein), were materially false and misleading for the reasons set forth in paragraph 90 herein. The representations concerning the finances and operations of Imonics, the progress of the Re-engineering Project at MPSC, and the ability of Medaphis and Imonics to successfully integrate the Company' s various acquisitions were materially false and misleading for failing to disclose the adverse material facts concerning Imonics specified at paragraphs 55(b) and 69 hereof. Moreover, defendants' forecasts of $0.28 and $0.30 per share for the third and fourth quarters of 1996, respectively, were contradicted by the adverse facts set forth above in 55 and P. 69, and were issued by defendants, through analysts' reports endorsed and adopted by the Company, without any reasonable basis.

                           THE TRUTH BEGINS TO EMERGE

                           1.      THE AUGUST 14, 1996 DISCLOSURES

                  108. On August 14, 1996, after the close of trading, Medaphis finally began to disclose the severe problems which it had been experiencing with Imonics, as well as the difficulties being encountered with MPSC, Atwork, the BSG Merger and the Re-engineering Project during the Class Period. On that day, it issued a press release announcing that it expected to report a in the range of $0.28 to $0.33 per share in the third quarter of 1996, which would include substantial charges in the range of $35 to $40 million. It also announced that it expected earnings per share in the range of only $0.75 to $0.90 for fiscal 1997, compared with analyst expectations of earnings per share of $0.27 for the third quarter and $1.42 for fiscal 1997. The press release stated:

                  The Company's near-term earnings will be impacted by continued weakness in Medaphis Physician Services Corp.'s business and the reorganization of Imonics. Medaphis' near-term outlook also has been affected by slower than expected sales of some of the Company's enterprise-wide scheduling products [sold by Atwork]. The third quarter earnings estimate includes charges in the range of $35 to $40 million relating primarily to the reorganization of

                  Imonics and the re-engineering and consolidation program at MPSC.

                  109. A substantial portion of the Company's difficulties, and the resulting third quarter charges, were reported to have arisen from the need to reorganize its Imonics subsidiary and the Company's problems with the Systems Integration Contract, so positively reported by Medaphis during the Class Period. Explaining the situation, Medaphis reported:

                  Management has commenced the process of reorganizing the Imonics systems integration business. This reorganization resulted from a review by BSG of Imonics' overall operations and an assessment of recent difficulties encountered by Imonics with a large systems integration agreement entered into by its European joint venture.

                  The reorganization of Imonics will include efforts to more closely align Imonics' business practices with those of BSG. The BSG model is structured to manage client/server information technology projects with experienced project management. It is currently anticipated that Imonics' European joint venture will continue with its system integration project on terms and conditions mutually satisfactory to the parties, but that the agreement relating to the project will be restructured.

                  110. Medaphis further disclosed that approximately $9 million of charges would be made in the third quarter to account for the restructuring of the Systems Integration Contract entered into by the Joint Venture, with another $15 million in charges relating to the reorganization of Imonics.

                  111. In addition, the Company revealed that, contrary to its July 23, 1996 representations, its MPSC unit was continuing to experience poor results, due in part to delays in the Re-Engineering Project. The Company disclosed that as a result of these problems, it would take a restructuring charge of approximately $11 million, and "up to $5 million of other costs." The Company stated:

                  The Company expects to incur charges in the third quarter in the range of $35 to $40 million. These charges are expected to consist of approximately $9 million relating to the restructuring of a large systems integration agreement entered into by Imonics' European joint venture, approximately $15 million relating to reorganization of Imonics, approximately $11 relating to additional restructuring costs associated with MPSC's re-engineering and consolidation program and up to $5 million of other costs.

                  112. Defendant Brown was quoted as stating:

                  We are extremely disappointed with these developments. The problems that we have identified at MPSC and Imonics are being addressed by a new operating management team which possesses the process and technology expertise and experience we need to execute our plan.

                  113. Moreover, in sharp contrast to defendants' previous statements that Medaphis would continue to grow through acquisitions -- the key to its success -- the company announced that it had abandoned its acquisition strategy: "We're focused on re-engineering MPSC's business for future growth, and not on expanding the business through acquisitions in the near term," defendant Douglass stated.

                  114. As reported in Bloomberg News on August 15, 1996, Bertelsmann officials had called Medaphis in late July to complain about the computer integration project which Imonics was working on with the Joint Venture. In particular, Bertelsmann offered two choices to Medaphis: quit or renegotiate the contract. According to Cowen & Co. analyst Charles Trafton, the news of problems with Imonics came as "a complete shocker" and "Imonics was not delivering."

                  115. On the same day it announced its anticipated losses for the third quarter, Medaphis filed its Form 10-Q for the fiscal 1996 second quarter (the "Second Quarter 10-Q"). In it, the Company disclosed for the first time that the Joint Venture had begun discussions with its European Partner, Bertelsmann, and the related customer on July 25. 1996 regarding difficulties that had been encountered with certain aspects of the Systems Integration Contract. As a result of these difficulties, which were not disclosed until August 14, 1996, Medaphis reported that it had been forced to negotiate "the restructuring of the operating relationships and economics underlying the Contract," adding:

                  Although a restructured arrangement among the parties is subject to the negotiation and execution of definitive agreements, the Company anticipates that the contract will be amended and a restructured arrangement will be executed that will position the Joint Venture to move forward with the project and to pursue other opportunities and projects on terms and conditions that are mutually beneficial to the parties. The Company anticipates recording a loss related to the restructured arrangement of approximately $9 million during the third quarter of 1996.

                  116. With respect to the Imonics' restructuring, the Company disclosed in the Second Quarter l0-Q that, contrary to previous statements to the effect that the Company had the necessary infrastructure to create tremendous business opportunities, the Company would need to take a charge of $15 million to reorganize Imonics because of over-staffing, inadequate internal cost controls and poor operating performance. The Second Quarter l0-Q stated:

                  Many changes have and will continue to occur at Imonics Corporation ("Imonics") including: headcount reductions, increased focus on project management, increased cost controls and implementation of the BSG business model. In addition to the expected $9 million loss related to the restructured arrangement noted above, the Company anticipates recording losses in the third quarter of 1996 related primarily to the reorganization of Imonics of approximately $15 million.

                  117. The market reacted sharply and dramatically to Medaphis' August 14 announcement, with its share price plunging the following day, decreasing the value of the Company by $1.6 billion. The stock price closed at $14-1/4 per share, after dropping by $21-3/8, or approximately 60 percent. More than 42 million shares of Medaphis stock changed hands during the day, making it the most active U.S. issue on NASDAQ that day and representing the sixth-highest single trading day in NASDAQ history, excluding penny stocks.

                       2.  THE OCTOBER 22, 1996 DISCLOSURES

                  118. Despite the startling disclosures of August 14, 1996, and the resulting drop in the Price of Medaphis stock, defendants had not yet disclosed the full extent of the company's problems known to or recklessly disregarded by defendants at the time. Instead, defendants continued to mislead investors about the current and future business Prospects of Medaphis and represented that all of the Company's problems had been identified and adequately reserved against.

                  119. For example, after a meeting with Medaphis senior management on August 21, 1996, an analyst with Bear, Stearns & Co. ("Bear Stearns") reported that:

                  [a]fter uncovering the problems at Imonics and MPSC, management undertook a rigorous examination of all business units in order to assess [the] possibility [of additional charges and a further reduction in earnings expectations] and concluded that all of the potential problems have been reserved against. (Emphasis added).

                  120. Based largely on this positive meeting with Medaphis management, Bear Stearns forecast third quarter earnings per share of $0.02 excluding charges of $35 - $40 million, and continued to give Medaphis stock an "Attractive" rating. Other analysts issued similar cautiously optimistic reports following the August 21, 1996 meeting, and, based on guidance from Medaphis management, projected earnings per share of approximately $0.02 for the third quarter, excluding charges, or a loss of about $0.27 per share including charges.

                  121. On October 22, 1996, Medaphis shocked the market for the second time in as many months, issuing a press release announcing third quarter results that were far worse than analysts' diminished expectations and the Company's previous projections. The Company also reduced its earnings projections for 1997 even further, announced even larger charges associated with the reorganization of Imonics, and revealed that due to improper revenue recognition practices in the Imonics division. the Company would have to restate its financial results for the fourth quarter and year ended December 31. 1995.

                  122. In contrast to its August 16, 1996 forecast of losses in the range of $.28 - $.33 per share, including charges, Medaphis reported a loss of $.51 per share, or $36.4 million for the 1996 third quarter. These results compared to a net loss per share of $0.05 in the year-ago quarter. The Company reported that revenue fell 10% in the third quarter, to $126.7 million, from $140.8 million a year ago.

                  123. In addition, the Company disclosed that rather than taking charges of between $35 - $40 million, Medaphis reported total charges of approximately $50 million in the third quarter, relating primarily to the reorganization of Imonics and the write-off of revenue from the Systems Integration Contract. The October 22, 1996 press release stated:

                  The results for the three months ended September 30, 1996 include a charge against revenue of $16.8 million relating primarily to the reorganization of Imonics, including the renegotiation of a large systems integration contract entered into by Imonics' European joint venture in March 1996. In addition, approximately $8.5 million was included in salaries and wages relating to employees and contractors, who are no longer providing services to the Company, costs to complete certain Imonics contracts and certain other nonrecurring items. In addition, a $24.3 million restructuring charge was recorded during the quarter relating to the reorganization of Imonics. The charge consists of approximately $10.7 million relating to the write down of Imonics' assets, $3.7 million of severance costs primarily for former Imonics' employees, $3.2 million in exit costs for lease terminations and $6.7 million of legal and other costs.

                  124. While Medaphis had stated in August that it expected 1997 earnings per share to fall between $0.75 and $0.90, defendant Brown lowered that range to just $0.60 to $0.75 in connection with the October 22 press release. At the same time, however, defendant Brown hinted that 1997 earnings are likely to come in even lower still, stating: "I believe there are risks inherent in the business which could cause us to fall short of that goal."

                  125. In yet another stunning disclosure, the Company announced in the press release that it would restate 1995 results to reflect an actual loss for the year ended December 31. 1995 of 58.5 million. compared with a previously reported loss of $3.4 million. For the 1995 fourth quarter, the Company said it expected to post a loss of $1.1 million. compared with a previously reported profit of $4 million.

                  126. Medaphis stated that the 1995 restatements were the result of improper revenue recognition practices in the Company's Imonics division, including the improper recognition of $5.1 million in earnings in the fourth quarter of 1995. According to the Company, the Imonics unit had booked revenue on a license agreement it had executed in December 1995 despite the existence of "unauthorized correspondence" which improperly "created a contingency" under the license agreement. The revenue recognized on this contract, "together with previously deemed immaterial amounts," reduced net income for the quarter and year ended December 31, 1995 by $5.1 million. As disclosed in the press release:

                  The Company also announced that it intends to restate its financial results for the year and three months ended December 31, 1995. This restatement relates primarily to a license agreement entered into by Imonics in December 1995 and unauthorized correspondence discovered in connection with the Imonics reorganization which created a contingency upon license fees payable under the agreement. The license fee revenue payable under the agreement and recognized by the Company during the fourth quarter of 1995, together with previously deemed immaterial amounts, are expected to result in an aggregate reduction to net income for the quarter and year ended December 31, 1995 of $5.1 million. After appropriate adjustments for such items, it is currently anticipated that the Company's restated results for the year ended December 31, 1995 will be a net loss of $8.5 million as compared with a previously reported net loss of $3.4 million. In addition, it is anticipated that restated results for the quarter ended December 31, 1995 will reflect a net loss of $1.1 million, as compared with previously reported net income of $4.0 million.

                  127. Continuing the stream of devastating disclosures that day, Medaphis reported in the press release that during the third quarter it had laid off 430 employees, including the entire senior management team at Imonics. This was in stark contrast to defendants' prior statements portraying the growth in the number of Imonics employees as a positive factor. The Company also announced it was attempting to negotiate its credit line from $250 million to $300 million.

                  128. In a lengthy statement accompanying the October 22 press release, defendant Brown admitted that BSG had been preoccupied with the restructuring of Imonics, and that the Company's strategic acquisition program had "ended," and that "[w]e have no ongoing plans to make acquisitions at this time."

                  129. The adverse disclosures of October 22, 1996 drove the Company's stock down $6.375 or 38%, to close at just $10.375 per share, a 52-week low for the stock. The drop in the market capitalization of the Company was approximately $450 million. The trading volume of Medaphis stock on October 22 was more than 13 million shares, making it the most actively traded stock in the United States that day. DURING the Class Period, Medaphis shares, artificially inflated by defendants' wrongful conduct, had closed as high as $52 1/2 per share (on March 20, 1996).

                  130. On October 31, 1996, Medaphis announced that it had named David E. McDowell the Company's new Chairman and Chief Executive, replacing defendant Brown. According to the Company, defendant Brown had resigned for "personal" reasons.

                         SUMMARY OF FALSE AND MISLEADING
                        NATURE OF DEFENDANTS' STATEMENTS
                             DURING THE CLASS PERIOD

                  131. All of defendants' representations set forth above, as well as other substantially similar representations, made during the Class Period, were materially false and misleading and misrepresented and/or failed to disclose material adverse information, including that:

                      (a) The revenues and earnings of Medaphis were materially and improperly overstated during the Class Period due to defendants' utilization of improper accounting methods, including by means of "side letters" in the fourth quarter and year ended

December 31, 1995 and in connection with the recognition of $12.5 million in Joint Venture net earnings under the Systems Integration Contract in the first quarter ended March 31, 1996;

                      (b) The Company's revenues, net income, and earnings per share for the year and three months ended December 31, 1995 were materially inflated and overstated by $5.1 million as a result of improper revenue recognition practices in the Company's Imonics division which were violative of GAAP and other accounting rules and regulations, as set forth above;

                      (c) The Imonics division, which was responsible for re-engineering the Company's physician billing business, was over-staffed and poorly managed, thereby adversely affecting any purported success of the Re-Engineering Project, and the Imonics division would have to be substantially reorganized, which would result in a substantial charge in the many millions of dollars;

                      (d) The Imonics division would not be able to actively seek new license revenue opportunities, which had been expected to yield approximately $50 million in revenue in 1997, until after the division can be reorganized (through a full integration with BSG), and its serious internal deficiencies are corrected. Since software license revenue has a high operating margin, much of the impact of this reduced revenue will fall directly to the pretax line;

                      (e) With regard to the Re-Engineering Project, the software designed to automate the billing process at MPSC was not appropriate for large volume processing thus requiring further software development and causing a deferral of the office consolidation element of the Re-Engineering Project. Thus, the Company would not achieve the expected increase in profitability which would have resulted from such consolidation;

                      (f) Medaphis' physician billing business, MPSC, was performing poorly and the Re-Engineering Project was suffering from multiple problems;

                      (g) Due to the severe problems being experienced by the Company's MPSC subsidiary and the Re-Engineering Project, there was no reasonable basis for the defendants' statements made in connection with the report of second quarter 1996 results that MPSC was "improv[ing]" and that the Re-Engineering Project was "positioning the Company for important improvements in operating results";

                      (h) With respect to the Joint Venture's Systems Integration Contract (executed in the first quarter of 1996 and touted in the Company's First Quarter l0-Q), Medaphis improperly recognized, in violation of GAAP, millions of dollars in revenue because: (1) the Contract was subject to significant contingencies and ongoing obligations, thus making revenue recognition improper; and (2) the revenue should have been recognized, if at all, ratably over the life of the Contract, based on the percentage-of-completion method of accounting, rather than up front upon signing the Contract. This improper recognition of revenue caused revenue, net income and earnings per share to be materially overstated in the Company's financial statements for the quarters ended March 3l, 1996 and June 30, 1996 in violation of GAAP. Moreover, as a result of Medaphis' failure to meet milestone deadlines, Medaphis has been forced to reverse at least $9 million in recognized revenues to reserve for the reduction in Contract terms during the third quarter of 1996;

                      (i) Further, with respect to the Systems Integration Contract, Imonics had failed to meet milestone deadlines in implementation of the Contract due to, inter alia, weak project management, a poor infrastructure at Imonics, and a failure to provide adequate staffing with the skills necessary to perform the project. As a result, the German customer had chosen to renegotiate the contract on terms substantially less favorable to the Company;

                      (j) Contrary to defendants' representations that the Re-Engineering Project would be substantially completed by fiscal year 1997, such that the Company would begin to experience operating leverage, i.e., enhanced margins in the services division, by the beginning of 1997, defendants knew or recklessly disregarded but failed to disclose that the Re- Engineering Project was suffering from numerous problems and thus was not likely to be completed until late 1997, if not 1998, at which time any benefits therefrom would only begin to be realized;

                      (k) The Atwork division's sales pipeline had been in decline since September 1995, and significant bugs in the Atwork division's Windows-based scheduling software introduced at year-end 1995 were not corrected until May 1996. As a result, Atwork's sales were at least 9 months behind Company forecasts;

                      (l) Because of the extensive problems at Imonics, BSG would have to focus all of its attention on reorganizing Imonics and integrating Imonics and Rapid Systems, and would be unable to pursue any significant revenue opportunities of its own, thereby negatively impacting results for at least the remainder of 1996; and

                      (m) Contrary to defendants' representations, Imonics, Atwork, and the Company's other technology businesses were not in fact able to offset revenue, growth, and margin pressures adversely affecting MPSC;

                      (n) Contrary to defendants' statements regarding the synergies to be derived from the BSG and Rapid Systems Mergers, the integration of Imonics' operations with

BSG and Rapid Systems was not proceeding well, could not be accomplished without a complete reorganization of Imonics, and would require Medaphis to take substantial charges against earnings in the third quarter of 1996;

                      (o) The Company's focus on the Re-Engineering Project at MPSC was done only at the expense of customer service and customer retention, which was leading to significant revenue declines and reductions in profitability for Medaphis;

                      (p) The increasing staff levels at Imonics, cited by analysts as a positive growth factor based on defendants' representations, was, in reality, excessive, as evidenced by the October 23, 1996 disclosure that the Company had terminated 430 employees, including the entire Imonics senior management team; and

                      (q) Defendants' forecasts of $0.28 and $0.30 per share for the third and fourth quarters of 1996, respectively, were contradicted by the adverse facts set forth above and were issued by defendants, through analysts' reports endorsed and adopted by the Company, without any reasonable basis.

                                     COUNT I

                   ON BEHALF OF ALL PLAINTIFFS, THE CLASS AND
                         THE SUB-CLASS FOR VIOLATIONS OF
                SECTION 10(B) OF THE EXCHANGE ACT AND RULE L0B-5
                  PROMULGATED THEREUNDER AGAINST ALL DEFENDANTS

                  132. Plaintiffs incorporate by reference and reallege all paragraphs previously alleged herein and assert these claims against all defendants.

                  133. During the Class Period, defendants, individually and in concert, engaged in a plan, scheme and course of conduct, pursuant to which they knowingly and/or recklessly engaged in acts, transactions, practices, and courses of business which operated as a fraud upon plaintiff and other members of the Class and the Sub-Class, and made various untrue statements of material fact and omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, to plaintiffs and other Class and Sub-Class members as set forth above. The purpose and effect of said scheme was to induce plaintiffs and the members of the Class and Sub-Class to purchase and/or acquire the Company's common stock at artificially inflated prices.

                  134. By reason of the foregoing, defendants knowingly or recklessly violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder in that they (a) employed devices, schemes and artifices to defraud;
(b) made untrue statements of material fact and/or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (c) engaged in acts, practices, [and] course of business which operated as a fraud and deceit upon plaintiffs and other members of the Class and the Sub-Class in an effort to maintain an artificially high market price for the Company's securities.

                  135. Each defendant is sued as a primary participant in the wrongful and illegal conduct charged herein. The Individual Defendants are sued as controlling persons as alleged below.

                  136. In addition to the duties of full disclosure imposed on defendants as a result of their making, or participation in the making of, affirmative statements and reports to the investing public, defendants had a duty to promptly disseminate truthful information that would be material to investors in compliance with the integrated disclosure provisions of the SEC as embodied in SEC Regulation S-X (17 C.F.R. Section 210.01 et seq.) and S-K (17 C.F.R. Section 22910 et seq.) and other SEC regulations, including accurate and truthful information with respect to the Company's business, operations, financial condition and performance so that the market prices of the Company's publicly traded securities would be based on truthful, complete and accurate information. As a seller of Medaphis stock during the Class Period, while in possession of material non-public information, defendant Medaphis had a duty to disclose such information or to abstain from trading in such stock.

                  137. Defendants, individually and in concert, directly and indirectly, by the use of means and instrumentalities of interstate commerce and the mails, engaged and participated in a continuous course of conduct to conceal adverse material information about the business, management, financial condition, performance, operations, and prospects of the Company, as specified herein. Defendants employed devices, schemes and artifices to defraud, while in possession of material adverse non-public information, and engaged in acts, practices, and a course of conduct as alleged herein in an effort to assure investors of the Company's value and performance and continued substantial growth, which included the making of, or the participation in the making of, untrue statements of material facts and omitting to state material facts necessary in order to make the statements made about the Company and its business, operations and future prospects, in light of the circumstances under which they were made, not misleading, as set forth more particularly herein, and engaged in transactions, practices and a course of business which operated as a fraud and deceit upon the purchasers of Medaphis stock during the Class Period.

                  138. Each of the Individual Defendants' primary liability and controlling person liability arises from the following facts, among others: (i) each of the Individual Defendants was a high-level executive and/or director at the Company during the Class Period and was a member of the Company's senior management team; (ii) each of the Individual Defendants, by virtue of his responsibilities and activities as a senior executive officer and/or director of the Company, was privy to and participated in the creation, development and reporting of the Company's internal budgets, plans, projections and/or reports;
(iii) the Individual Defendants enjoyed significant personal contact and familiarity with each other and were advised of and had access to other members of the Company's management team, internal reports, and other data and information about the Company's financial condition and performance at all relevant times; and (iv) the Individual Defendants were aware of the Company's dissemination of information to the investing public which they knew or recklessly disregarded was materially false and misleading.

                  139. Defendants had actual knowledge of the misrepresentations and omissions of material facts set forth herein, or acted with reckless disregard for the truth in that they failed to ascertain and to disclose such facts, even though such facts were available to them. Defendants' material misrepresentations and/or omissions were made knowingly or recklessly and for the purpose and effect of concealing the truth with respect to the Company's operations, business, management, performance and prospects from the investing public and supporting the artificially inflated price of its stock. As demonstrated by their misrepresentation of the Company's condition and performance throughout the Class Period, if they did not have actual knowledge of the misrepresentations and omissions alleged, defendants were reckless in failing to obtain such knowledge by deliberately refraining from taking those steps necessary to discover whether their statements were false or misleading. The Individual Defendants -- by virtue of their receipt of information reflecting the true facts regarding the Company, and/or their control over or association with the Company that made them privy to confidential proprietary information concerning the Company -- participated in and knew of (or recklessly disregarded) the fraudulent scheme alleged herein. The undisclosed problems alleged in this Complaint were sustained, material and of a nature that evidences that they were in existence during the Class Period and were therefore known to or within the purview of all defendants at all relevant times.

                  140. As a result of the dissemination of the material misleading information and failure to disclose material facts, as set forth above, the market price of Medaphis common stock was artificially inflated during the Class Period. In ignorance of the fact that the market price of Medaphis stock was artificially inflated, plaintiffs and other members of the Class and Sub-Class relied, to their damage, directly on the misstatements or on the integrity of the market both as to price and as to whether to purchase or acquire these securities. Plaintiffs and the other members of the Class and Sub-Class would not have purchased or otherwise acquired Medaphis stock at the market prices they paid or acquired such securities, or at all, if they had been aware that the market prices had been artificially and falsely inflated by the defendants' false and misleading statements and concealments. At the time of the acquisition of Medaphis common stock by plaintiffs and the other members of the Class and the Sub-Class, the fair market value of said common stock was substantially less than the prices at which plaintiffs acquired such stock. As a direct and proximate result of the defendants' wrongful conduct, plaintiffs and other members of the Class and the Sub-Class have suffered substantial damages in connection with their acquisitions of Medaphis stock.

                  141. The statutory safe harbor provided for forward-looking statements under certain circumstances does not apply to any of the allegedly false statements pleaded in this Complaint. To the extent there were any forward-looking statements, there were no meaningful cautionary statements identifying important and material factors that could cause actual results to differ materially from those in the purportedly forward-looking statements. Alternatively, to the extent that the statutory safe harbor does apply to any forward-looking statements pleaded herein, the defendants are liable for those false forward-looking statements because at the time each of those forward-looking statements was made, the particular speaker knew the forward-looking statement was false, and the forward-looking statement was authorized and/or approved by an executive officer of Medaphis who knew that the statement was false when made.

                                    COUNT II

                   ON BEHALF OF ALL PLAINTIFFS, THE CLASS AND
                          THE SUB-CLASS FOR VIOLATIONS
                      OF SECTION 20(A) OF THE EXCHANGE ACT
                        AGAINST THE INDIVIDUAL DEFENDANTS

                  142. Plaintiffs repeat and reallege the allegations set forth above as if set forth fully herein. This claim is asserted against the Individual Defendants.

                  143. At all relevant times, the Individual Defendants acted as controlling persons of the Company within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of, among other things, the Individual Defendants' high-level positions, and defendants' participation in and/or awareness of the Company's operations and business and/or intimate knowledge of the Company's operations and business, the Individual Defendants had the power to influence and control and did influence and control, directly or indirectly, the various statements and documents complained of herein. The Individual Defendants were provided with or had unlimited access to copies of the Company's reports, press releases, public filings and other statements complained of herein prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or to cause the statements to be corrected.

                  144. In addition, the Individual Defendants had direct involvement in the operations of the Company, and, therefore, are presumed to have had the power to control or influence the regular transactions giving rise to the securities violations alleged herein and exercised the same.

                  145. As set forth above, defendant Medaphis violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. By virtue of their controlling positions, the Individual Defendants also are liable for such primary violations pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of defendants' wrongful conduct, plaintiffs and other members of the Class and Sub-Class suffered damages in connection with their acquisitions of the Company's stock during the Class Period.

                                    COUNT III

                         ON BEHALF OF THE SUB-CLASS FOR
                         VIOLATIONS OF SECTION 11 OF THE
                      SECURITIES ACT AGAINST ALL DEFENDANTS

                  146. Plaintiffs Carley Capital Group and WME Management Group, L.P. (the "Sub-Class Plaintiffs") incorporate by reference and reallege the allegations set forth above as if set forth fully herein.

                  147. This Count is brought for violations of Section 11 of the Securities Act, 15 U.S.C. Section 77k, on behalf of the Sub-Class as defined herein against Medaphis and the Individual Defendants.

                  148. The HDS Registration Statement, which contained the HDS Prospectus, (hereinafter referred to as the "Registration Statement" and the "Prospectus"), and the documents incorporated therein by reference, as set forth in paragraphs 64-65 and 98-100 hereof, were inaccurate and misleading, contained untrue statements of material facts, omitted to state other facts necessary to make the statements made not misleading, and concealed and failed adequately to disclose material facts, all as set forth in paragraphs 69 and 101-102 above.

                  149. Medaphis is the registrant for the shares sold to the Sub-Class Plaintiffs and other members of the Sub-Class. Medaphis issued, caused to be issued and participated in the issuance of materially false and misleading written statements to the investing public which were contained in the Registration Statement, which misrepresented or failed to disclose, inter alia, the facts set forth above.

                  150. Each of Defendants Brown, Cote and Douglass, either personally or through an attorney-in-fact, signed the Registration Statement and was a director and/or senior executive of Medaphis at the time of the HDS Merger referred to hereinabove.

                  151. The defendants named herein were responsible for the contents and dissemination of the Registration Statement and the Prospectus. None of the defendants named herein made a reasonable investigation or possessed reasonable grounds for believing that the statements contained in the Registration Statement and Prospectus were true and did not omit any material facts and were not materially misleading, all for the reasons set forth in paragraphs 69, 101-102 and 147 above.

                  152. Defendants had actual knowledge of the misrepresentations and omissions of material facts set forth herein, or acted with reckless disregard for the truth in that they failed to ascertain and to disclose such facts, even though such facts were available to them. Defendants' material misrepresentations and/or omissions were made knowingly or recklessly and for the purpose and effect of concealing the truth with respect to the Company's operations, business, management, performance and prospects from the investing public and supporting the artificially inflated price of its stock.

                  153. The Sub-Class Plaintiffs acquired shares of Medaphis stock issued pursuant to, or traceable to, the Registration Statement.

                  154. The Sub-Class Plaintiffs and the other members of the Sub-Class have sustained damages. The value of the Company's shares has declined substantially subsequent to and due to defendants' violations.

                  155. At the times they purchased the Company's shares, the Sub-Class Plaintiffs and other members of the Sub-Class were without knowledge of the facts concerning the wrongful conduct alleged herein and could not have reasonably discovered those facts. Less than one year has elapsed from the time that the Sub-Class Plaintiffs discovered or reasonably could have discovered the facts upon which this Complaint is based to the time of filing this

Complaint. Less than three years has elapsed from the time that the securities upon which this claim is brought were bona fide offered to the public to the time of filing this Complaint.

                  156. The Sub-Class Plaintiffs are entitled to recover from defendants damages measured by the difference between their exchange price for Medaphis securities and the actual value of such securities.

                                    COUNT IV

                           ON BEHALF OF THE SUB-CLASS
                   FOR VIOLATIONS OF SECTION 12(A) (2) OF THE
                      SECURITIES ACT AGAINST ALL DEFENDANTS

                  157. The Sub-Class Plaintiffs incorporate by reference and reallege the allegations set forth above as if set forth fully herein.

                  158. This Claim is brought by the Sub-Class Plaintiffs pursuant to Section 12(a) (2) of the Securities Act, 15 U.S.C. Section 771(a)
(2), on behalf of the Sub-Class against Medaphis and the Individual Defendants.

                  159. The statements referred to above at paragraphs 64-65 and 98-100 were each made in a "prospectus" as that term is defined in Section 2(a)
(10) of the Securities Act, contained untrue statements of material facts, omitted to state other facts necessary to make the statements made not misleading, and concealed and failed to disclose material facts on the grounds and for the reasons set forth in paragraphs 69 and 101-102 herein. The actions of the defendants named in this Count solicited the sale of shares of Medaphis common stock in connection with the HDS Merger for their personal financial gain. Those actions included participating in the preparation of the materially false and misleading Prospectus and other materials used in the sale of Medaphis common stock.

                  160. The defendants owed to the purchasers of the Company's shares, including the Sub-Class Plaintiffs and other members of the Sub-Class, the duty to make a reasonable and diligent investigation of the statements contained in the Prospectus and other offering materials to ensure that such statements were true and that there was no omission to state a material fact required to be stated in order to make the statements contained therein not materially misleading.

                  161. Defendants had actual knowledge of the misrepresentations and omissions of material facts set forth herein, or acted with reckless disregard for the truth in that they failed to ascertain and to disclose such facts, even though such facts were available to them. Defendants' material misrepresentations and/or omissions were made knowingly or recklessly and for the purpose and effect of concealing the truth with respect to the Company's operations, business management, performance and prospects from the investing public and supporting the artificially inflated price of its stock.

                  162. The Sub-Class Plaintiffs and other members of the Sub-Class purchased or otherwise acquired the Company's common stock pursuant to and traceable to the Prospectus. The Sub-Class Plaintiffs did not know, or in the exercise of reasonable diligence could not have known, of the untruths and omissions contained in or made in connection with the Prospectus.

                  163. The Sub-Class Plaintiffs and other members of the Sub-Class have sustained injury and suffered damages.

                  164. By reason of the conduct alleged herein, the defendants named in this Count violated Section 12 (a) (2) of the Securities Act. Accordingly, the Sub-Class Plaintiffs and the other members of the Sub-Class who hold the Company's shares have the right to rescind and recover the consideration paid for the Company's shares and hereby elect to rescind and tender their shares of the Company to the defendants sued herein. Sub-Class members who have sold their shares of Medaphis are entitled to rescissory damages.

                  165. Less than three years have elapsed from the time that the securities upon which this Count is brought were sold to the public to the time of the filing of this action. Less than one year has elapsed from the time when the Sub-Class Plaintiffs discovered or reasonably could have discovered the facts upon which this Count is based to the time of the filing of this action.

                                     COUNT V

                    ON BEHALF OF THE SUB-CLASS FOR VIOLATIONS
                       OF SECTION 15 OF THE SECURITIES ACT
                        AGAINST THE INDIVIDUAL DEFENDANTS

                  166. The Sub-Class Plaintiffs incorporate by reference and reallege the allegations set forth above as if set forth fully herein.

                  167. The Individual Defendants acted as controlling persons of the Company within the meaning of Section 15 of the Securities Act. By reason of their senior management positions, stock ownership and directorships as alleged above, these defendants had the power to influence and exercised the same to cause Medaphis to engage in the acts and conduct complained of in Count III herein.

                  168. Defendants had actual knowledge of the misrepresentations and omissions of material facts set forth herein, or acted with reckless disregard for the truth in that they failed to ascertain and to disclose such facts, even though such facts were available to them. Defendants' material misrepresentations and/or omissions were made knowingly or recklessly and for the purpose and effect of concealing the truth with respect to the Company's operations, business management, performance and prospects from the investing public and supporting the artificially inflated price of its stock.

                  169. By reason of such conduct, the Individual Defendants are liable pursuant to Section 15 of the Securities Act, 15 U.S.C. Section 77o. As a direct and proximate result of the conduct of the Individual Defendants alleged in Count III herein, the Sub-Class Plaintiffs and the other members of the Sub-Class suffered damages in connection with their acquisitions of the Company's securities pursuant to the HDS Merger.

                  WHEREFORE, plaintiffs, on behalf of themselves and on behalf of the Class and Sub-Class, pray for judgment as follows:

                      (a) Declaring this action to be a class action pursuant to Rules 23(a) and 23(b) (3) of the Federal Rules of Civil Procedure on behalf of the Class and the Sub-Class as defined herein;

                      (b) Awarding plaintiffs and the members of the Class and/or Sub-Class rescissory or compensatory damages in an amount which may be proven at trial, together with interest thereon;

                      (c) Awarding the Sub-Class Plaintiffs and members of the Sub-Class rescission and damages in accordance with Section 12 (a) (2) of the Securities Act on Counts IV and V;

                      (d) Awarding plaintiffs and the members of the Class and Sub-Class pre-judgment and post-judgment interest, as well as their reasonable attorneys' and experts' witness fees and other costs; and

                      (e) Awarding such other and further relief as this Court may deem just and proper, including any extraordinary equitable and/or injunctive relief as permitted by law or equity to attach, impound or otherwise restrict the defendants' assets to assure plaintiffs have an effective remedy.


                              DEMAND FOR JURY TRIAL

                  Plaintiffs, on their own behalf and on behalf of the Class and Sub-Class, hereby demand a trial by jury on all Counts hereof.

Dated:     February 3, 1997               APPEL, CHITWOOD & HARLEY

                                          BY: /s/
                                             --------------------------------
                                              Martin Chitwood
                                              Georgia Bar No. 124950
                                              Christi C. Mobley
                                              Georgia Bar No. 107869
                                              1400 Resurgens Plaza
                                              945 East Paces Ferry Rd.
                                              Atlanta, GA 30326
                                              (404) 266-1650

                                                      - and -

                                          BARRACK RODOS AND BACINE

                                          BY: /s/
                                             --------------------------------
                                              Leonard Barrack
                                              Gerald J. Rodos
                                              Sheldon L. Albert
                                              Anthony J. Bolognese
                                              3300 Two Commerce Square
                                              2001 Market Street
                                              Philadelphia, PA 19103
                                              (215) 963-0600

                                                                - and -

                                          BERGER & MONTAGUE, P.C.

                                          BY: /s/
                                             --------------------------------
                                              Sherrie R. Savett
                                              Genna D. Kidd
                                              1622 Locust Street
                                              Philadelphia, PA 19103
                                              (215) 875-3000

                                          CO-LEAD COUNSEL FOR PLAINTIFFS

                                          CARR, TABB & POPE

                                          BY: /s/
                                             --------------------------------
                                              W. Pitts Carr
                                              Georgia Bar No. 112100
                                              Render C. Freeman
                                              Georgia Bar No. 275910
                                              1355 Peachtree Street, N.E.
                                              Suite 2000
                                              Atlanta, GA 30309
                                              (404) 876-7790

                                          LIAISON COUNSEL FOR PLAINTIFFS

                                          ABBEY GARDY & SQUITIERI
                                          Jill Abrams
                                          212 East 39th Street
                                          New York, NY 10016
                                          (212) 889-3700

                                          ALPERT BARKER & CALCUTT
                                          Jonathan Alpert Patrick
                                          Calcutt 100 South Ashley
                                          Drive Suite 2000 Tampa, FL
                                          33602 (813) 223-4131

                                          BERMAN, DEVALERIO & PEASE
                                          Glen DeValerio
                                          One Liberty Square
                                          Boston, Massachusetts 02109
                                          (617) 542-8300

                                          BERNSTEIN, LIEBHARD
                                             & LIFSHITZ

                                          Mel E. Lifshitz
                                          274 Madison Avenue
                                          New York, NY 10016
                                          (212) 779-1414

                                          BERNSTEIN, LITOWITZ, BERGER
                                             & GROSSMAN
                                          Vincent R. Cappucci
                                          Steven B. Singer
                                          Kevin M. McGee
                                          1285 Avenue of the Americas
                                          New York, New York 10019
                                          (212) 554-1400

                                          FINKELSTEIN, THOMPSON
                                            & LOUGHRAN
                                          Burton Finkelstein
                                          Doug Thompson
                                          1055 Jefferson Street, N.W.
                                          Suite 601
                                          Washington, DC 20007

                                          GOODKIND LABATON RUDOFF &
                                              SUCHAROW, L.L.P.
                                          Jonathan M. Plasse
                                          Barbara J. Hart
                                          100 Park Avenue
                                          New York, New York 10017
                                          (212) 907-0700

                                          HOFFMAN & EDELSON
                                          Marc H. Edelson
                                          Jerry Hoffman
                                          Suite 280, Jenkintown Plaza
                                          101 Greenwood Avenue
                                          Jenkintown, PA 19046
                                          (215) 886-4111

                                          JAROSLAWICZ & JAROSLAWICZ
                                          David Jaroslawicz
                                          150 William Street
                                          19th Floor
                                          New York, New York 10038
                                          (212) 227-2780

                                          KAPLAN, KILSHEIMER
                                                & FOX, L.L.P.
                                          Robert N. Kaplan
                                          Richard J. Kilsheimer
                                          Ariana J. Tadler
                                          685 Third Avenue
                                          New York, New York 10017
                                          (212) 554-1444

                                          LAW OFFICE OF MILES TEPPER
                                          Miles M. Tepper
                                          7 Becker Farm Road
                                          Roseland, NJ 07068
                                          (201) 740-1881

                                          MAGER, LIEBENBERG & WHITE
                                          Roberta Liebenberg 10th
                                          Floor, 2 Penn Center 15th &
                                          JFK Boulevard Philadelphia,
                                          PA 19102

                                          (215) 569-6921

                                          MANN & WOOLRIDGE
                                          Theo Davis Mann
                                          28 Jackson Street
                                          Newnan, GA 30263
                                          (770) 253-2222

                                          MILBERG WEISS BERSHAD HYNES
                                              & LERACH LLP
                                          David J. Bershad
                                          Richard H. Weiss
                                          Janine L. Pollack
                                          One Pennsylvania Plaza
                                          New York, New York 10119
                                          (212) 594-5300

                                          POMERANTZ, HAUDEK, BLOCK
                                              & GROSSMAN
                                          Stanley B. Grossman
                                          D.  Brian Hufford
                                          100 Park Avenue
                                          New York, New York 10017
                                          (212) 818-0477

                                          RACKEMANN, SAWYER & BREWSTER, P.C.
                                          Alan B. Rubenstein
                                          One Financial Center
                                          Boston, MA 02111
                                          (617) 542-2300

                                          SCHATZ & NOBEL, P.C.
                                          Jeffrey S. Nobel
                                          216 Main Street
                                          Hartford, Ct.  06106
                                          (860) 493-6292

                                          LOCKRIDGE GRINDAL NAUEN &
                                          HOLSTEIN, PLLP
                                          Richard Lockridge
                                          W. Joseph Bruckner
                                          Suite 2200
                                          100 Washington Ave., South

                                          Minneapolis, MN 58401
                                          (612) 339-6900

                                          SCHIFFRIN & CRAIG, LTD.
                                          Andrew L. Barroway
                                          Three Bala Plaza East
                                          Suite 400
                                          Bala Cynwyd, PA 19004

                                          SPECTOR & ROSEMAN, P.C.
                                          Robert M. Roseman
                                          Jeffrey L. Kodroff
                                          Mark J. Dorval
                                          2000 Market Street
                                          12th Floor
                                          Philadelphia, PA 19103
                                          (215) 864-2424

                                          WECHSLER HARWOOD HALEBIAN
                                              & FEFFER, LLP

                                          Jeff Haber
                                          805 Third Avenue
                                          New York, NY 10022
                                          (212) 935-7400

                                          WEISS & YOURMAN
                                          Joseph H. Weiss
                                          Mark D. Smilow
                                          319 Fifth Avenue
                                          New York, New York 10016
                                          (212) 682-2010

                                          WOLF HALDENSTEIN ADLER
                                             FREEMAN & HERZ, L.L.P.
                                          Fred Taylor Isquith
                                          Neil L. Zola
                                          270 Madison Avenue
                                          New York, New York 10016
                                          (212) 545-4653

                                          COUNSEL FOR PLAINTIFFS

                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

-----------------------------------------X

IN RE 1996 MEDAPHIS CORPORATION          :                 CIVIL ACTION NO.

SECURITIES LITIGATION                    :                 1: 96-CV 2088-FMH

-----------------------------------------X

                             CERTIFICATE OF SERVICE

         This is to certify that I have this day served a true and correct copy of the within and foregoing "CONSOLIDATED SECOND AMENDED CLASS ACTION COMPLAINT FOR VIOLATIONS OF THE FEDERAL SECURITIES LAWS" upon counsel for defendants by facsimile and hand delivery this 3rd day of February, 1997 at the following address:

                  M. Robert Thornton, Esq.
                  King & Spalding
                  191 Peachtree Street, N.E.
                  Suite 4200
                  Atlanta, Georgia 30303

                                             /s/
                                             --------------------------------
                                             Martin D. Chitwood
                                             Georgia Bar No. 124950
                                             Christi C. Mobley
                                             Georgia Bar No. 107869
                                             APPEL, CHITWOOD & HARLEY
                                             1400 Resurgens Plaza
                                             945 East Paces Ferry Road
                                             Atlanta, Georgia 30326
                                             (404) 266-1650